UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2026

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111
San Antonio, Texas, 78249
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On February 9, 2026, Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Madison Parent Inc., a Delaware corporation (“Parent”), and Madison Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company is to be acquired by an investor consortium comprised of affiliates and/or certain investment funds advised by Mubadala Capital (“Mubadala Capital”), in partnership with TWG Global (“TWG” and, together with Mubadala Capital, the “Consortium”).

Merger

Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger” and, together, with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving as a wholly owned subsidiary of Parent.

Board Recommendation

The board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the Merger Agreement and certain other ancillary agreements by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein, (iii) approved and declared advisable the Support Agreements (as defined below) and the transactions contemplated thereby, (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (v) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for consideration by the Company’s stockholders at a meeting thereof.

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub), or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with the DGCL) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $2.43, without interest thereon (the “Per Share Price”).

Representations and Warranties; Covenants

The Company, Parent and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Among other things, the Company has agreed, subject to certain exceptions, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement and the Effective Time (i) to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, (ii) not to take certain actions prior to the Effective Time without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and (iii) after the No-Shop Period Start Date (as defined below), not to solicit or engage in discussions or negotiations with respect to any alternative business combination transaction.

Treatment of Company Equity Awards

Company Options

At the Effective Time, each option to purchase shares of Company Common Stock (each such option, a “Company Option”) that is outstanding as of immediately prior to the Effective Time or vests in accordance with its terms as a result of the consummation of the Transactions, will automatically, without any action on the part of Parent, Merger

Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option. Accordingly, at the Effective Time, each Company Option that has an exercise price per share of Company Common Stock as of immediately prior to the Effective Time that is greater than or equal to the Per Share Price, shall, in each case, be automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, cancelled and forfeited for no consideration at the Effective Time.

Company RSUs

Each award of restricted stock units of the Company (a “Company RSU”) that is outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, immediately vest and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time.

Company PSUs — Completed Performance

At the Effective Time, each Company PSU (as defined in the Merger Agreement) (including any portion thereof) for which the performance period has been completed at or prior to the Effective Time and that is outstanding and unvested as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, immediately vest and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (as determined assuming the payout factor applicable to such Company PSUs based on actual performance attained in accordance with the applicable award agreement governing such Company PSU (as determined by the compensation committee of the Company Board)).

Company PSUs — Uncompleted Performance

At the Effective Time, each Company PSU (including any portion thereof) for which the performance period has not been completed at or prior to the Effective Time and that is outstanding and unvested as of immediately prior to the Effective Time (except with respect to the Company Stock Price PSUs, as described below) will, automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive, an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (as determined in accordance with the following sentence) (such amount, the “Unvested PSU Consideration”). The Unvested PSU Consideration will vest and become payable in accordance with the service-based vesting schedule applicable to such Company PSU immediately prior to the Effective Time, subject to double-trigger accelerated vesting on any termination without cause or resignation for good reason, as such terms are defined in the Company’s Executive Change in Control Severance Plan, following the Effective Time and prior to the regular vesting date. For purposes of the immediately preceding clause (B), the number of shares of Company Common Stock subject to each Company PSUs shall be determined in the manner set forth in the Merger Agreement, including in respect of the applicable payout factor. For the avoidance of doubt, any Unvested PSU Consideration will not be subject to any performance-based vesting requirements and will be subject solely to the service-based vesting requirements applicable to the applicable Company PSU as of immediately prior to the Effective Time.

Company PSUs — Company Stock Price PSUs

At the Effective Time, each Company Stock Price PSU (as defined in the Merger Agreement) that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into (i) the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product of (A) the Per Share Price and (B) one-third of the total number of shares of Company Common Stock subject to such Company Stock Price PSU as of immediately prior to the Effective Time and (ii) with respect to the remaining two-thirds of each such Company Stock Price PSU, be cancelled and converted into the right to receive, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) two-thirds of the total number of shares of Company Common Stock subject to such Company Stock Price PSU as of immediately prior to the Effective Time (such amount, the “Unvested Company Stock Price PSU Consideration”), with such Unvested Company Stock Price PSU Consideration vesting and becoming payable on May 31, 2028, subject to continued employment through such date, and subject to double-trigger accelerated vesting on any termination without cause or resignation for good reason, as such terms are defined in the Company’s Executive Change in Control Severance Plan, following the Effective Time and prior to May 31, 2028. For the avoidance of doubt, any Unvested Company Stock Price PSU Consideration will not be subject to any performance-based vesting requirements and will be subject solely to the service-based vesting requirements applicable to the applicable Company Stock Price PSU through May 31, 2028.

Closing Conditions

The closing of the Merger is subject to the satisfaction of certain conditions, including (i) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a special meeting of the Company’s stockholders (the “Requisite Stockholder Approval”), (ii) the expiration or termination of the waiting periods applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain other regulatory approvals including by the interagency Committee on Foreign Investments in the United States (or any member agency thereof acting in its capacity as such), in each case, without the imposition of a Burdensome Condition and (iii) other customary conditions for a transaction of this type, such as the absence of any legal restraint prohibiting the consummation of the Transactions, the accuracy of the Company’s representations and warranties contained in the Merger Agreement (except, generally, for any inaccuracies that have not had a Company Material Adverse Effect (as defined in the Merger Agreement)) and the absence of any Company Material Adverse Effect since the date of the Merger Agreement. The closing of the Merger will not occur prior to March 26, 2026, without the prior written consent of Parent.

Go Shop

The Merger Agreement contains a “go-shop” provision that authorizes the Company to solicit Acquisition Proposals (as defined in the Merger Agreement) and provide, subject to certain limitations, non-public information to, and engage in discussions or negotiations with, third parties regarding potential alternative transactions until 11:59 p.m. (Eastern time) on March 26, 2026 (the “No-Shop Period Start Date”). If the Company Board, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, deems any of the Acquisition Proposals received during such period to be a Superior Proposal (as defined in the Merger Agreement), then the Company may effect a Company Board Recommendation Change (as defined in the Merger Agreement) or terminate the Merger Agreement and enter into a definitive transaction agreement in respect of such Superior Proposal subject to complying with specified notice requirements to Parent the and other conditions set forth in the Merger Agreement, including, in the event the Merger Agreement is terminated, paying a termination fee to Parent in an amount equal to $19,900,000 (the “Go-Shop Termination Fee”).

No Solicitation

Following the expiration of the “go-shop” period, the Company is generally prohibited from, among other things, soliciting Acquisition Proposals, providing non-public information to (other than under certain circumstances), or engaging in discussions or negotiations with, third parties regarding Acquisition Proposals or other proposals, indications of interest or requests for information that would reasonably be expected to result in an Acquisition Proposal. The Company may, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, engage in discussions with, and provide information to third parties and their representatives that have made bona fide unsolicited written Acquisition Proposals or other proposals, indications of interest or requests for information that would reasonably be expected to result in an Acquisition Proposal, that constitute, or would reasonably be expected to lead to, a Superior Proposal.

Termination Rights

The Merger Agreement contains certain customary termination rights for the Company and Parent, including, (i) if the Merger is not consummated on or before November 9, 2026, subject to extension to February 9, 2027 if the requisite regulatory approvals are not previously obtained (as extended, if applicable, the “Termination Date”), (ii) if the Requisite Stockholder Approval is not obtained at a meeting of Company stockholders (or any adjournment or postponement thereof) at which a vote is taken on the Merger, (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the conditions to the closing of the Transactions to not be satisfied and fails to cure such breach within the applicable cure period, (iv) if any law, order or judgment prohibiting the Merger has become final and non-appealable, and (v) by mutual written agreement of Parent and the Company. In addition, (x) subject to compliance with certain terms of the Merger Agreement, the Merger Agreement may be terminated by the Company (prior to obtaining the Requisite Stockholder Approval) in order to enter into a definitive agreement providing for a Superior Proposal and, (y) subject to compliance with certain terms of the Merger Agreement, the Merger Agreement may be terminated by Parent (prior to obtaining the Requisite Stockholder Approval) if the Company Board changes its recommendation to the Company’s stockholders to vote to adopt the Merger Agreement.

Termination Fees

As noted above, if the Company terminates the Merger Agreement prior to the No-Shop Period Start Date in order to enter into a definitive transaction agreement in respect of a Superior Proposal (after complying with the specified notice requirements) the Company shall be required to pay the Go Shop Termination Fee to Parent simultaneous with the Company entering into such Agreement. If (i) the Merger Agreement is validly terminated after the No-Shop Period Start Date due to (x) the Effective Time not having occurred by the Termination Date, (y) a failure to obtain the Requisite Stockholder Approval at a meeting of Company’s stockholders, or (z) the Company breaching its representations, warranties or covenants in a manner that causes the conditions to the closing of the Transactions to not be satisfied, (ii) prior to such termination, a third party publicly announced or provided to the Company Board and did not withdraw a proposal for an alternative transaction for the Company at least five (5) business days prior to the time of the Company stockholder meeting or prior to the time of such breach, as applicable, and (iii) within 12 months following such termination, the Company enters into a definitive agreement providing for or consummates an alternative transaction, the Company will be required to pay Parent a termination fee equal to $39,800,000 (the “Company Termination Fee”). The Company is also required to pay the Company Termination Fee if, prior to receipt of the Requisite Stockholder Approval, (i) Parent terminates the Merger Agreement because the Company Board changes its recommendation regarding the Merger Agreement or (ii) after the No-Shop Period Start Date, the Company terminates the Merger Agreement to enter into a definitive agreement providing for a Superior Proposal.

Parent will be required to pay the Company a termination fee equal to $92,900,000 (the “Parent Termination Fee”) if (i) the Company terminates the Merger Agreement (x) due to Parent or Merger Sub breaching certain of its representations, warranties or covenants causing the conditions to the closing of the Transactions to not be satisfied, or (y) because Parent fails to consummate the Merger for three business days after all conditions to the Merger have been satisfied or waived (subject to customary exceptions) and the Company has irrevocably confirmed to Parent in writing that all conditions to the Merger have been satisfied or waived (subject to customary exceptions) and that the Company is ready, willing, able and prepared to consummate the Merger, or (ii) either the Company or Parent terminates the Merger Agreement because the Merger has not been consummated by the Termination Date and either (x) the Company would have been entitled to terminate the Merger Agreement due to Parent or Merger Sub breaching certain of its representations, warranties or covenants causing the conditions to the closing of the Transactions not to be satisfied or (y) because Parent failed to consummate the Merger for three business days after receiving irrevocable written confirmation from the Company that all conditions to the Merger had been satisfied or waived (subject to customary exceptions) and that the Company was ready, willing, able and prepared to consummate the Merger.

Description of Merger Agreement Not Complete

The foregoing description of the Merger Agreement and the Transactions contemplated thereby is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Merger Agreement and the above description have been included to provide information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company or Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified and modified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or Parent. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Further, investors should not read the Merger Agreement in isolation, but rather in conjunction with the other information that the Company includes in reports, statements and other filings it makes with the U.S. Securities and Exchange Commission (the “SEC”).

Support Agreements

In connection with the execution of the Merger Agreement, on February 9, 2026, Parent entered into support agreements (the “Support Agreements”) with: (i) certain investment funds affiliated with Legion Partners, L.P., (ii) certain investment funds affiliated with Ares Management LLC, (iii) certain funds affiliated with Pacific Investment Management Company LLC and (iv) Arturo Moreno, in each case, pursuant to which the Company has certain third-party beneficiary rights. Under the Support Agreements, the stockholders party thereto have agreed to, among other things, vote or execute consents with respect to all of their shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger and against any Acquisition Proposal, subject to certain terms and conditions contained therein.

The foregoing description of the Support Agreements is qualified in its entirety by reference to the full texts of the Support Agreements, a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with entry into the Merger Agreement, the Company entered into letter agreements with each of the named executive officers set forth in the table below providing for the payment of retention bonuses (the “Retention Bonus Agreements”). Pursuant to the Retention Bonus Agreements, the retention bonus amounts set forth opposite each applicable named executive officer’s name in the table below (the “Retention Bonuses”) will vest and become payable immediately prior to the consummation of the Merger, subject to the applicable named executive officer’s continued employment through the consummation of the Merger. If the applicable named executive officer’s employment is terminated by the Company without Cause (as defined in the applicable Retention Bonus Agreements) or, for Messrs. Wells and Sailer and Ms. Feldman, due to a resignation with Good Reason or Good Cause (each, as defined in the applicable Retention Bonus Agreement) prior to the Effective Time, then such named executive officer’s Retention Bonus will vest and become payable upon such termination of employment.

Named Executive Officer	Retention Bonus Amount ($)
Scott R. Wells	$660,000
David J. Sailer	$412,500
Lynn A. Feldman	$412,500
Jason A. Dilger	$174,000

Under the Retention Bonus Agreements, the named executive officers are required to repay to the Company a prorated portion of the after-tax amount of the Retention Bonuses in the event they breach their existing restrictive covenant obligations to the Company or its affiliates.

The description of the Retention Bonuses provided herein is qualified in its entirety by the terms of the Retention Bonus Agreements, a form of which is filed herewith and attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 9, 2026, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

Financing Commitments

Parent and Merger Sub obtained equity and debt financing commitments for the Transactions, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Merger consideration and all related fees and expenses of the Company, Parent and Merger Sub (including in connection with the debt financing described below).

Certain investment vehicles affiliated with, or advised by, the Consortium have committed, pursuant to the equity commitment letters, dated February 9, 2026 (the “Equity Commitment Letters”), to capitalize Parent, at or immediately prior to the closing of the Merger, with an aggregate equity contribution in an amount of up to $3.3 billion, on the terms and subject to the conditions set forth in the applicable Equity Commitment Letter. Additionally, certain of such investment vehicles have provided a limited guarantee in favor of the Company to guarantee, subject to certain limitations set forth in the applicable Equity Commitment Letters, the payment of the obligation of Parent to pay the Parent Termination Fee, certain reimbursement obligations of Parent and Merger Sub and the reasonable out-of-pocket fees, costs and expenses incurred by the Company in connection with any suit contemplated by, and solely to the extent reimbursable under, the Merger Agreement and the Equity Commitment Letters, in each case subject to certain limitations set forth in the limited guarantee.

Certain lenders party to the Debt Commitment Letter (as defined below) (the “Lenders”) have committed to provide debt financing (the “Debt Financing”) in connection with the Merger consisting of a 364-day senior secured bridge facility in an aggregate principal amount of up to $3.369 billion, on the terms and subject to the conditions set forth in a commitment letter, dated February 9, 2026 (the “Debt Commitment Letter”). The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions, including the receipt of executed loan documentation, accuracy of certain representations and warranties, consummation of the Transactions and contribution of equity.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this Current Report on Form 8-K, including statements regarding the Merger, stockholder approvals (including the Requisite Stockholder Approval), any expected timetable for completing the Merger, the expected benefits of the Merger and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. The words “expect,” “anticipate,”

“estimate,” “believe,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar words and expressions are intended to identify such forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. These risks and uncertainties include, but are not limited to: uncertainties associated with the proposed Merger, including the failure to consummate the Merger in a timely manner or at all, could adversely affect the Company’s business, results of operations, financial condition, and the trading price of the Company’s common stock; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring the Company to pay a termination fee pursuant to the Merger Agreement; failure to satisfy the conditions precedent to consummate the Merger, including the adoption of the Merger Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock and obtaining required regulatory approvals; the risk that restrictions on the operation of the Company’s business during the pendency of the Merger may impact the Company’s ability to pursue certain business opportunities or strategic transactions or undertake certain actions the Company might otherwise have taken; potential litigation relating to, or other unexpected costs resulting from, the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of Company Common Stock, credit ratings or operating results; and the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. The Company can give no assurance that the conditions to the Merger will be satisfied or that the Merger will close within any anticipated time period.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this Current Report on Form 8-K are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as other risks and forward-looking statements in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2025, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2025 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2025 and in other reports and filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K or the date of any document referred to in this Current Report on Form 8-K. Except as required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Additional Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the proposed Merger and related transactions (collectively, the “proposed transaction”) involving the Company and the Consortium. In accordance with the Merger Agreement, a meeting of the stockholders of the Company will be announced as promptly as practicable to seek the Company’s stockholder approval in connection with the proposed transaction. The Company intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT AS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed Merger or other proposals in relation to the proposed Merger should be made only on the basis of the information contained in the Company’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://investor.clearchannel.com/.

Participants in the Solicitation

The Company and its directors and executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding Clear Channel’s directors and executive officers is set forth under the captions “Composition of the Board of Directors,” “Proposal 1 — Election of Directors,” “Our NEOs,” “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation Tables,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” in the definitive proxy statement for the Company’s 2025 Annual Meeting of Stockholders, filed with the SEC on April 10, 2025 (the “Annual Meeting Proxy Statement”) and in the Company’s Current Reports on Form 8-K filed with the SEC July  23, 2025 and December 19, 2025. To the extent the holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC.

These documents may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://investor.clearchannel.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that the Company expects to file in connection with the proposed transaction and other relevant materials the Company may file with the SEC.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of February 9, 2026, by and among Clear Channel Outdoor Holdings, Inc., Madison Parent Inc., and Madison Merger Sub Inc.

10.1	Form of Support Agreement, dated as of February 9, 2026, by and among Clear Channel Outdoor Holdings, Inc. and certain stockholders of Clear Channel Outdoor Holdings, Inc.

10.2	Form of Retention Bonus Letter by and among Clear Channel Outdoor Holdings, Inc. and named executive officers of Clear Channel Outdoor Holdings, Inc.

99.1	Press Release, dated February 9, 2026.

104	Cover Page Interactive Data File (formatted as inline XBRL)

*

Schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601 (a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: February 9, 2026	By:	/s/ David Sailer
David Sailer
Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MADISON PARENT INC.,

MADISON MERGER SUB INC.

and

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Dated as of February 9, 2026

i

3.24	Trade & Anti-Corruption Compliance	51
3.25	Brokers	52
3.26	Company Information	52
3.27	Related Party Transactions	53
3.28	No Other Representations or Warranties	53

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		53

4.1	Organization; Good Standing	53
4.2	Corporate Power; Enforceability	54
4.3	Non-Contravention	54
4.4	Requisite Governmental Approvals	54
4.5	Legal Proceedings; Orders	54
4.6	Ownership of Company Common Stock	55
4.7	Brokers	55
4.8	Operations of Parent and Merger Sub	55
4.9	No Parent Vote or Approval Required	55
4.10	Guarantee	55
4.11	Financing	56
4.12	Solvency	57
4.13	Non-Reliance	58
4.14	Parent and Merger Sub Information	58
4.15	Stockholder and Management Arrangements	58
4.16	No Other Representations or Warranties	58

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		59

5.1	Affirmative Obligations	59
5.2	Forbearance Covenants	59
5.3	Go-Shop; Competing Proposals	63
5.4	No Control of the Other Party’s Business	68

ARTICLE VI ADDITIONAL COVENANTS		69

6.1	Required Action and Forbearance; Efforts	69
6.2	Antitrust and Regulatory Matters	69
6.3	Proxy Statement.	73
6.4	Company Stockholder Meeting	75
6.5	Financing	76
6.6	Financing Cooperation	79
6.7	Anti-Takeover Laws	87
6.8	Access	87
6.9	Section 16(b) Exemption	88
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	88
6.11	Employee Matters	90
6.12	Public Statements and Disclosure	92

ii

6.13	Transaction Litigation	93
6.14	Stock Exchange Delisting; Deregistration	93
6.15	Treatment of Existing Notes	93
6.16	Additional Agreements	94
6.17	Parent Vote	94
6.18	Notification of Certain Matters	94

ARTICLE VII CONDITIONS TO THE MERGER		95

7.1	Conditions to Each Party’s Obligations to Effect the Merger	95
7.2	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	95
7.3	Conditions to the Company’s Obligations to Effect the Merger	97

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		97

8.1	Termination	97
8.2	Manner and Notice of Termination; Effect of Termination; Fees and Expenses	99
8.3	Amendment	103
8.4	Extension; Waiver	103

ARTICLE IX GENERAL PROVISIONS		104

9.1	Survival of Representations, Warranties and Covenants	104
9.2	Notices	104
9.3	Assignment	105
9.4	Confidentiality	105
9.5	Entire Agreement	106
9.6	Third Party Beneficiaries	106
9.7	Severability	106
9.8	Remedies	107
9.9	Governing Law	108
9.10	Consent to Jurisdiction	108
9.11	WAIVER OF JURY TRIAL	109
9.12	No Recourse	109
9.13	Company Disclosure Letter References	110
9.14	Counterparts	110
9.15	Financing Sources	110

EXHIBITS AND SCHEDULES

Exhibit A	Support Agreement
Exhibit B	Certificate of Incorporation of the Company
Exhibit C	Form of Certificate of Merger
SCHEDULE 6.2	Specified Actions
SCHEDULE 7.1	Antitrust and Foreign Investment Laws

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2026, by and among Madison Parent Inc., a Delaware corporation (“Parent”), Madison Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has, at a meeting duly called and held prior to the date of this Agreement, unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) approved and declared advisable the Support Agreements and the transactions contemplated thereby; (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (v) directed that the adoption of this Agreement be submitted to the Company Stockholders at a meeting thereof.

B. Each of the board of directors of Parent and the board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company (i) duly and validly executed equity commitment letters (collectively, the “Equity Commitment Letters”) from MC Private Equity IV-A, LP, MC Private Equity IV-B, LP, MC Private Equity IV-C, LP, MC Co-Investment Fund I Cayman Aggregator, LP, MC Alternative Solutions, LP and Mubadala Capital LLC (collectively, “Investors”), pursuant to which Investors have agreed, on the terms and subject to the conditions therein, to directly or indirectly invest in Parent the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (the “Equity Financing”) and (ii) a duly and validly executed guarantee (the “Guarantee”) from MC Private Equity IV-A, LP, MC Private Equity IV-B, LP and MC Private Equity IV-C, LP (collectively, “Guarantors”), in favor of the Company and pursuant to which, on the terms and subject to the conditions contained therein, Guarantors are guaranteeing certain obligations of Parent and Merger Sub contained in this Agreement.

D. As a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Company and the Support Parties, in their capacity as stockholders of the Company, have simultaneously herewith entered into Support Agreements with Parent, substantially in the form attached hereto as Exhibit A (the “Support Agreements”).

E. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “2028 Senior Notes” means the approximately $899.311 million in aggregate principal amount outstanding of 7.750% Senior Notes due 2028 issued by the Company pursuant to the 2028 Senior Notes Indenture.

(b) “2028 Senior Notes Indenture” means that certain indenture, dated as of February 17, 2021, as amended, supplemented or otherwise modified from time to time, by and among the Company, as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee, relating to the 2028 Senior Notes.

(c) “2029 Senior Notes” means the $905.95 million in aggregate principal amount outstanding of 7.500% Senior Notes due 2029 issued by the Company pursuant to the 2029 Senior Notes Indenture.

(d) “2029 Senior Notes Indenture” means that certain indenture, dated as of June 1, 2021, as amended, supplemented or otherwise modified from time to time, by and among the Company, as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, relating to the 2029 Senior Notes.

(e) “2030 Senior Secured Notes” means the $865.0 million in aggregate principal amount outstanding of 7.875% Senior Notes due 2030 issued by the Company pursuant to the 2030 Senior Secured Notes Indenture.

(f) “2030 Senior Secured Notes Indenture” means that certain indenture, dated as of March 18, 2024, as amended, supplemented or otherwise modified from time to time, by and among the Company, as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee, relating to the 2030 Senior Secured Notes.

(g) “2031 Senior Secured Notes” means the $1,150.0 million in aggregate principal amount outstanding of 7.125% Senior Notes due 2031 issued by the Company pursuant to the 2031 Senior Secured Notes Indenture.

(h) “2031 Senior Secured Notes Indenture” means that certain indenture, dated as of August 4, 2025, as amended, supplemented or otherwise modified from time to time, by and among the Company, as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and collateral agent, relating to the 2031 Senior Secured Notes.

(i) “2033 Senior Secured Notes” means the $900.0 million in aggregate principal amount outstanding of 7.500% Senior Notes due 2033 issued by the Company pursuant to the 2033 Senior Secured Notes Indenture.

(j) “2033 Senior Secured Notes Indenture” means that certain indenture, dated as of August 4, 2025, as amended, supplemented or otherwise modified from time to time, by and among the Company, as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and collateral agent, relating to the 2033 Senior Secured Notes.

(k) “Acceptable Confidentiality Agreement” means any confidentiality agreement containing substantive terms that are not less favorable, in any material respect, to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of, or amendment to, any Acquisition Proposal.

(l) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub or their Affiliates) to engage in an Acquisition Transaction.

(m) “Acquisition Transaction” means any single transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group of shares of Company Common Stock (or any equity securities convertible into, or exchangeable or redeemable for, Company Common Stock) representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning shares of Company Common Stock (or any equity securities convertible into, or exchangeable or redeemable for, Company Common Stock) representing more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board), including the capital stock or other equity or voting interest in any of the Company’s Subsidiaries; or

(iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, more than 20% of the equity interests or voting power of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction.

(n) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (i) none of the Support Parties or any investment funds or investment vehicles affiliated with or under common management with the Support Parties, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Support Parties shall be an “Affiliate” of the Company or any of its Subsidiaries and (ii) neither Parent, Merger Sub nor Investors nor Guarantors shall be an “Affiliate” of (A) the Company or any of its Subsidiaries, (B) any of the Support Parties or (C) any “portfolio company” (as such term is commonly understood in the private equity industry) of Investors or Guarantors, or of any of Investors’ or Guarantors’ Affiliates.

(o) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(p) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2024 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 24, 2025.

(q) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to remain closed in New York, New York, USA, London, England or Abu Dhabi, United Arab Emirates.

(r) “CFIUS” means the interagency Committee on Foreign Investments in the United States, or any member agency thereof acting in its capacity as such.

(s) “CFIUS Approval” means (i) the parties shall have received written notice from CFIUS stating that (A) CFIUS has concluded that the Transactions are not “covered transactions” and not subject to review under the DPA or (B) CFIUS has concluded a review, or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Transactions and has concluded that there are no unresolved national security concerns, and has therefore completed all action under the DPA or (ii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision, then (A) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action to suspend or prohibit the Transactions after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

(t) “Code” means the Internal Revenue Code of 1986.

(u) “Company Board” means the Board of Directors of the Company.

(v) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(w) “Company Credit Agreements” means (i) the ABL Credit Agreement, dated as of August 23, 2019, among, inter alios, Clear Channel Outdoor Holdings, Inc., a Delaware corporation, as the parent borrower, the other borrowers from time-to-time party thereto, the lenders from time-to-time party thereto and Deutsche Bank AG New York Branch, as administrative agent and as collateral agent and (ii) the Credit Agreement, dated as of August 23, 2019, by and among Clear Channel Outdoor Holdings, Inc., a Delaware corporation, as the borrower, the lenders from time-to-time party thereto and Deutsche Bank AG New York Branch, as administrative agent and as collateral agent.

(x) “Company Equity Awards” means, collectively, the Company Options, Company PSUs and Company RSUs.

(y) “Company Indebtedness” means all debt outstanding under the Company Credit Agreements.

(z) “Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned (in each case, whether owned singularly or jointly with a third party or parties) by the Company or any of its Subsidiaries.

(aa) “Company Material Adverse Effect” means any condition, change, event, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no conditions, changes, events, effects or developments to the extent arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) any general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

(ii) any general conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) any general conditions in the industries in which the Company and its Subsidiaries conduct business or in any jurisdiction or geographical area in which the Company or any of its Subsidiaries conducts business, or changes therein;

(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberattack, cyberterrorism, terrorism or military actions, including any escalation or worsening of, or any Law or sanction, mandate, directive, pronouncement or guideline issued by a Governmental Authority in response to, any of the foregoing;

(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of, or any Law or sanction, mandate, directive, pronouncement or guideline issued by a Governmental Authority in response to, any of the foregoing or any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence of any Governmental Authority, including any shutdown or furlough of the U.S. federal government or its employees;

(vi) the execution, delivery or performance of this Agreement or any agreement contemplated hereby, or the announcement of this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, vendors, lenders, lessors, joint venture partners, employees (including any employee attrition), regulators, Governmental Authorities or other commercial relationships, or the identity of Investors, Guarantors, Parent, Merger Sub or the respective Affiliates of the foregoing with respect to the Company or its business (provided that the exception in this clause (vi) with respect to the execution, delivery or performance of this Agreement or any agreement contemplated hereby, or the announcement of this Agreement or the pendency or consummation of the Merger shall not apply with respect to (A) the representations and warranties contained in Section 3.5, Section 3.6, Section 3.16(j), Section 3.17(d) (solely to the extent it addresses whether the execution, delivery or performance of this Agreement, or the consummation of the Transactions, will result in any material violation of Applicable Data Protection Requirements), Section 3.19(f), Section 3.19(j), Section 3.21(b)(iv) (solely to the extent it addresses whether a Governmental Authorization will be terminated, suspended or revoked as a result of the Transactions), or Section 3.22(c) (solely to the extent such representations cover Legal Proceedings or Orders in effect on the date hereof that arise out of this Agreement or the Transactions) or (B) the condition to Closing in Section 7.2(a) solely to the extent it relates to such representations and warranties);

(vii) any action taken or refrained from being taken, in each case that is taken or not taken at the express written request or with the prior written consent of Parent, or as expressly required pursuant to the terms of this Agreement (other than Section 5.1), in each case following the date of this Agreement;

(viii) any changes or proposed changes in GAAP or other accounting standards, or in any applicable Laws (or the enforcement or interpretation by any Governmental Authority of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification or proposal of any Law, regulation or policy (or the enforcement or interpretation by any Governmental Authority thereof) by any Governmental Authority;

(ix) any epidemics, pandemics, plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Authority in response to any of the foregoing and any other Health and Safety Measures), including any escalation or worsening of any of the foregoing;

(x) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions;

(xi) any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings (it being understood that the underlying cause of such change may, in and of itself, be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

(xii) any failure by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, in each case, that the underlying cause of any such failure may, in and of itself, be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder); or

(xiii) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

provided, that, in each case of clauses (i), (ii), (iii), (iv), (v), (viii), (ix) and (x), solely to the extent that such changes, events, effects or developments have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, such effect may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; provided, that only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(bb) “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to the Company Stock Plan or otherwise.

(cc) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(dd) “Company PSUs” means awards of restricted stock units of the Company granted pursuant to the Company Stock Plan or otherwise that vest based on the achievement of performance targets (subject to acceleration on certain corporate transactions or terminations of employment as may be provided in the terms of the Company Stock Plan or award documentation).

(ee) “Company Registered Intellectual Property” means any and all Registered Intellectual Property that constitutes Company Intellectual Property.

(ff) “Company RSUs” means awards of restricted stock units of the Company, whether granted pursuant to the Company Stock Plan or otherwise that vest based on the continued employment or service of the holder (subject to acceleration on certain corporate transactions or terminations of employment as may be provided in the terms of the Company Stock Plan or award documentation).

(gg) “Company Stock Plan” means the Clear Channel Outdoor Holdings, Inc. 2012 Third Amended and Restated Stock Incentive Plan, as may be amended, modified, restated or supplemented from time to time.

(hh) “Company Stock Price PSUs” means Company PSUs that vest based on the achievement of targets for the average closing price of the Company Common Stock (subject to acceleration on certain corporate transactions or terminations of employment as may be provided in the terms of the Company Stock Plan or award documentation).

(ii) “Company Stockholders” means the holders of shares of Company Common Stock.

(jj) “Company Termination Fee” means (i) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(h) in order for the Company to enter into a definitive agreement prior to the No-Shop Period Start Date, an amount equal to $19,900,000.00 and (ii) if payable in any other circumstance, an amount equal to $39,800,000.00.

(kk) “Confidentiality Agreement” means the confidentiality agreement between MIC Capital Management UK LLP and the Company dated as of September 23, 2025.

(ll) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(mm) “Contract” means any binding agreement, contract, subcontract, purchase order, note, bond, mortgage, indenture, lease, license or sublicense, written or oral.

(nn) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(oo) “DOJ” means the United States Department of Justice or any successor thereto.

(pp) “DPA ” means Section 721 of the Defense Production Act of 1950, as amended, and 31 C.F.R. Part 800.

(qq) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), welfare plan (as defined in Section 3(1) of ERISA), pension plan (as defined in Section 3(2) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, employment, severance, separation, termination, retention, change of control, stay bonus, and other similar material plan, program, policy, agreement or arrangement that is maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current employee of the Company or any of its Subsidiaries, other than any such plan, program, policy, agreement, scheme or arrangement: that the Company or any of its Subsidiaries is required by Law to maintain or contribute to, or that is maintained or sponsored by a Governmental Authority, or any Multiemployer Plan.

(rr) “Environmental Law” means any applicable Law relating to pollution or the protection of the environment or natural resources, or human health (as it relates to exposure to Hazardous Substances).

(ss) “ERISA” means the Employee Retirement Income Security Act of 1974.

(tt) “Ex-Im Laws” means applicable Laws relating to export, re-export, transfer and import controls, including, as applicable, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State.

(uu) “Exchange Act” means the Securities Exchange Act of 1934.

(vv) “Existing Notes” means, collectively, the 2028 Senior Notes, the 2029 Senior Notes, the 2030 Senior Secured Notes, the 2031 Senior Secured Notes, and the 2033 Senior Secured Notes.

(ww) “Existing Secured Notes” means, collectively, the 2030 Senior Secured Notes, the 2031 Senior Secured Notes, and the 2033 Senior Secured Notes.

(xx) “Existing Secured Notes Indentures” means, collectively, the 2030 Senior Secured Notes Indenture, the 2031 Senior Secured Notes Indenture, and the 2033 Senior Secured Notes Indenture.

(yy) “Financing Sources” means the Lenders, together with their Affiliates and Representatives involved in the Debt Financing or Alternate Debt Financing and their respective successors and permitted assigns.

(zz) “Foreign Investment Law” means any Law, including the DPA, that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional Law that is designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

(aaa) “FTC” means the United States Federal Trade Commission or any successor thereto.

(bbb) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(ccc) “Governmental Authority” means any government, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(ddd) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(eee) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(fff) “Hazardous Substance” means any material, substance or waste defined as “hazardous” or “toxic” or similar regulatory terms under Environmental Laws, and petroleum, any petroleum product or byproduct, and any per- or polyfluoroalkyl substance.

(ggg) “Health and Safety Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to any pandemic, epidemic, plague or other outbreak of illness or other public health event, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority.

(hhh) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(iii) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, and commitment fees in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds (other than performance or similar bonds), debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables); (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type described in clauses (i) through (iv); (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (vii) reimbursement obligations with respect to letters of credit, performance bonds, bank guarantees, and other similar contractual obligations, in each case to the extent drawn, entered into by or on behalf of such Person.

(jjj) “Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights, regardless of form, including United States and foreign common Law and statutory rights in, arising out of, or associated with any of the following in any jurisdiction whether registered or unregistered: (i) all United States and foreign patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto), inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods and processes and new uses for any of the preceding items, including industrial deigns, and improvements thereto (whether or not patentable); (ii) all published and unpublished works of authorship, whether or not copyrightable, including audiovisual works, collective works, Software, compilations, derivative works, website content, websites, literary works, mask works, copyrights, copyright registrations and applications therefor and moral rights; (iii) trademarks, trade names, symbols, designs, slogans, logos, service marks, trade dress rights and similar designation or indica of source or origin, including any registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing; (iv) trade secrets, confidential information and proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans; (v) Internet domain names, URLs, user names and social media identifiers, handles and tags, including any registrations and applications for registrations thereof; and (vi) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

(kkk) “Indentures” means the 2028 Senior Notes Indenture, the 2029 Senior Notes Indenture, the 2030 Senior Secured Notes Indenture, the 2031 Senior Secured Notes Indenture and the 2033 Senior Secured Notes Indenture.

(lll) “Intervening Event” means any material condition, change, event, effect, occurrence or development occurring that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal, (B) any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings (it being understood that the underlying cause of such change may, in and of itself, be taken into consideration to the extent not otherwise excluded hereunder) or (C) any failure by the Company and its Subsidiaries to meet (1) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (2) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that, in each case, the underlying cause of any such failure may, in and of itself, be taken into consideration to the extent not otherwise excluded hereunder).

(mmm) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal and Administrative Officer, in each case after reasonable inquiry of their direct reports.

(nnn) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, common law, statute, constitution, ordinance, code, decree, order, judgment, rule, requirement or regulation, in each case, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ooo) “Lease” means any leases, subleases, easements, licenses, service agreements, transit agreements, sales management agreements, Contracts with Governmental Authorities or other similar agreements pursuant to which the Company or any Subsidiary holds any right to use or occupy real property.

(ppp) “Leased Real Property” means any right of the Company or any of its Subsidiaries to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is not owned in fee simple by the Company or any of its Subsidiaries, in each case pursuant to a Lease.

(qqq) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration or similar legal proceeding brought by or pending before any Governmental Authority.

(rrr) “Lenders” means Persons that have committed to provide the Debt Financing pursuant to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto or have otherwise entered into agreement to provide all or any part of the Debt Financing, together with each other Person that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, in each case in their respective capacities as such.

(sss) “Material Contract” means any of the following Contracts (other than Employee Plans and other than advertising purchases entered into on a short-term basis):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) Contracts relating to the pending or future disposition or acquisition of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for, in all cases, Contracts for the purchase or sale of inventory, supplies or materials or real property (including leases) entered into in the ordinary course of business;

(iii) Contracts relating to any completed disposition or acquisition by the Company or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, in each case (x) entered into or consummated after December 31, 2022 or (y) under which the Company or any of its Subsidiaries has any continuing “earn-out”, “milestone” or other deferred or contingent payment obligations, any potential purchase price adjustment obligations or any potential material indemnification obligations, except for, in all cases, Contracts for the purchase or sale of inventory, supplies or material or real property (including leases) entered into in the ordinary course of business;

(iv) Contracts with a value over the life of such Contract in excess of $2,500,000 with any customer of the Company or any of its Subsidiaries who for the year ended December 31, 2025 was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (except for such Contracts which have been fulfilled according to their terms and have no surviving obligations other than customary indemnification obligations and post-completion compliance obligations);

(v) Contracts of the Company or any of its Subsidiaries with any vendor (other than in respect of any Tax payments) who for the year ended December 31, 2025 was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding (x) any purchase orders (or similar) entered into in the ordinary course of business, (y) any Contracts for the provision of professional services and (z) any Contracts which have been fully performed and have no surviving obligations (other than customary indemnification obligations and post-completion compliance obligations));

(vi) concession agreements entered into by the Company or its Subsidiaries with any commercial or private airport in the U.S. and the Caribbean who for the year ended December 31, 2025 was one of the ten (10) largest sources of revenues for the airport segment of the Company and its Subsidiaries based on amounts paid or payable;

(vii) Contracts that involve, or are reasonably expected to require, capital expenditure commitments by the Company to a third-party, or loans by the Company or any of its Subsidiaries to a third party, of more than $5,000,000 in the aggregate, in any one-year period, other than Contracts relating to any capital expenditure commitments that are contemplated by the Capital Plan;

(viii) Contracts evidencing indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $5,000,000 (including Indentures but excluding intercompany loans between the Company or any of its Subsidiaries, on the one hand, and any other Subsidiary of the Company, on the other hand);

(ix) Contracts involving a material joint venture, alliance, partnership, limited liability company or other similar arrangement or Contracts involving any sharing of profits, revenue or losses (excluding any Contracts entered into the ordinary course of business), in each case, from which the Company or any of its Subsidiaries recognized revenues or income in excess of $1,500,000 for the year ended December 31, 2025;

(x) Contracts involving a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries has or will have any material outstanding obligation after the date of this Agreement;

(xi) Contracts containing in favor of the counterparty (A) exclusivity provisions, (B) “most favored nation” provisions, (C) “minimum purchase” requirements, (D) rights of first refusal or first offer or (E) “take or pay” or similar provisions, in each case, other than any such Contracts that are (x) entered into in the ordinary course of business and (y) not material to the Company and its Subsidiaries, taken as a whole;

(xii) Contracts containing any non-competition or similar restriction limiting the rights of the Company or any of its Subsidiaries (or following the Closing would limit or restrict, Parent or any of its Affiliates) to (A) engage in any line of business or to compete with, or provide any service to, any other Person or operate in any jurisdiction; (B) acquire any material product or any service from any other Person, sell any product to or perform any service for any other Person, or transact business or deal in any other manner with any other Person or (C) develop, sell, supply, license, distribute, offer, support or service any product to or solely for any Person, in each case, other than any such Contracts that are (x) entered into in the ordinary course of business and (y) not material to the Company and its Subsidiaries, taken as a whole;

(xiii) the Material Leases;

(xiv) Contracts involving (A) the grant by the Company or any of its Subsidiaries of a license or express covenant not to sue under any material Company Intellectual Property (other than non-exclusive licenses or similar rights granted to customers, suppliers or other partners in the ordinary course of business), or (B) the grant by any Person of a license under or covenant not to sue or assert Intellectual Property rights to the Company or any of its Subsidiaries that is material to the conduct of its business (other than licenses to off-the-shelf software or with annual fees less than $500,000).

(ttt) “Material Lease” means the leases, subleases, easements, licenses, master service agreements, sales management agreements, Contracts with Governmental Authorities (excluding any Contracts with airports) or other similar agreements pursuant to which the Company or any Subsidiary holds and operates the Material Leased Real Property.

(uuu) “Material Leased Real Property” means all Leased Real Property which (x) generated more than $2,000,000 for the year ended December 31, 2025 in revenue for the Company or (y) for which the Company paid to (or is payable to) one counterparty (i) more than $1,500,000 in the aggregate for the year ended December 31, 2025 or (ii) more than $10,000,000 in base rent over the remaining existing term of the applicable Lease without extension.

(vvv) “Material Nonpublic Technical Information” means information that (i) provides knowledge, know-how, or understanding, in each case not available in the public domain, of the design, location, or operation of critical infrastructure set forth in 31 C.F.R. Appendix A to Part 800 (as in effect at any given time, including the corresponding appendix to any future regulations promulgated under the DPA), including vulnerability information such as that related to physical security or cybersecurity, or (ii) is not available in the public domain and is necessary to design, fabricate, develop, test, produce, or manufacture a critical technology as defined in 31 C.F.R. § 800.215 (as in effect at any given time, including the corresponding section of any future regulations promulgated under the DPA), including processes, techniques, or methods.

(www) “NYSE” means the New York Stock Exchange.

(xxx) “Open Source Software” means any Software that is used or licensed under (i) any license that is approved by the Open Source Initiative (www.opensource.org), (ii) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar terms or (iii) a license that requires or that conditions any rights granted in such license on (A) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (B) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (C) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software, (D) a requirement that such other Software be redistributable by other licensees, or (E) a restriction on enforcing any other Intellectual Property rights.

(yyy) “Order” means any judgment, injunction, order, writ or decree of any Governmental Authority or any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and the applicable matter.

(zzz) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(aaaa) “Owned Real Property” means real property that is owned in fee simple (or its local equivalent) by the Company or any of its Subsidiaries.

(bbbb) “Participant” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, that is material for the business.

(cccc) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due or payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or payable, or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (iv) Liens on the underlying interest of the landlord of a Lease that do not adversely affect, in any material respect, the current use of the applicable property; (v) zoning, building and other similar codes or restrictions that do not adversely affect, in any material respect, the current use of the applicable property; (vi) any non-exclusive license granted in the ordinary course of business with respect to any Intellectual Property; (vii) Liens granted in accordance with the requirements of the Company Credit Agreements, the 2030 Senior Secured Notes, the 2031 Senior Secured Notes and the 2033 Senior Secured Notes; (viii) statutory, common Law or contractual liens (or other encumbrances of any type) incurred in the ordinary course of business securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property for amounts not delinquent after expiration of any cure periods; (ix) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type); or (x) Liens (or other encumbrances of any type) that do not materially and adversely affect the use, value or operation of the property or other assets subject thereto.

(dddd) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(eeee) “Protected Data” means any PII of U.S. citizens or persons located in the United States; provided that Protected Data does not include (i) aggregated and anonymized data that has been combined together, collected, licensed, or stored by Company in summary or other form such that the data cannot be identified with any individual unless a Person has the ability to disaggregate, de-anonymize, or de-crypt such data, or if the data is otherwise capable of being used to distinguish or trace an individual’s identity; (ii) data regarding personnel or the relatives of personnel of the Company; or (iii) any PII available in the public domain. For the avoidance of doubt, Protected Data includes: names; dates of birth; e-mail addresses; social media identifiers or, data; telephone numbers; addresses; Internet Protocol addresses; driver’s license information; social security numbers or social insurance numbers; tax ID numbers; payment card information, including credit card numbers and bank account information; geolocation information; gender; Medicare member IDs or similar healthcare identifiers; employment history; vehicle information; demographic data; website data and analytics; device information (e.g., device ID); health insurance information; clinical information; medical record numbers; member or account numbers; biometric identifiers; health plan beneficiary numbers; medical device information; the result of an individual’s genetic tests and any related genetic sequencing data; the set of data in a consumer credit report or any other financial data that could be used to determine an individual’s financial distress or hardship; or the set of data in an application for health insurance, long-term care insurance, professional liability insurance, mortgage insurance, or life insurance.

(ffff) “Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

(gggg) “Registered Intellectual Property” means Intellectual Property that has been registered, issued, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

(hhhh) “Reimbursement Obligations” means Parent’s obligations pursuant to Section 6.6(f), Section 6.6(g) and Section 6.6(i).

(iiii) “REIT Analysis” means any investigation or calculation reasonably requested by the Parent to evaluate converting the Company to a “real estate investment trust” within the meaning of Section 856(a) of the Code after the Closing Date.

(jjjj) “Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other advisors and representatives.

(kkkk) “Required Financing Information” means (i) the audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, income statements and cash flow statements for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) the unaudited consolidated financial statements of the Company consisting of balance sheets, income statements and cash flow statements as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, other than with respect to any quarter end that is also a fiscal year end.

(llll) “Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions (at present, Cuba, Iran, North Korea, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) 50% or more owned or controlled by any of the foregoing.

(mmmm) “Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (i) the United States (including the Department of State, Department of Treasury, Office of Foreign Assets Control), (ii) the European Union, (iii) any European Union member state, (iv) the United Nations or (v) the United Kingdom.

(nnnn) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(oooo) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(pppp) “Securities Act” means the Securities Act of 1933.

(qqqq) “Software” means all (i) software, firmware, middleware, computer programs and applications (including web, mobile, server, desktop, embedded, and cloud-based software), in source code, object code, executable code, scripts, markup, datafiles, architecture, or any other form, (ii) algorithms (including payment and fraud prevention algorithms), models (including artificial intelligence and machine learning models), methodologies, and any software or firmware implementations thereof, (iii) databases and compilations of data, whether machine readable or otherwise, and related materials, and (iv) application programming interfaces (“API”), API specifications, payment application interfaces, integration connectors, cloud-native applications and scripts, and deployment and automation tools.

(rrrr) “Spanish Sale” means the divestiture by the Company or its Subsidiaries of certain Spanish assets pursuant to that certain Share Purchase Agreement relating to Clear Channel España, S.L.U. by and among Clear Channel International Holdings B.V., a Dutch private limited company, Clear Channel Outdoor, LLC, a Delaware limited liability company, and Atresmedia Corporacion de Medios de Comunicacion, S.A., a Spanish limited liability company (the “Spanish Sale SPA”).

(ssss) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors, managers or trustees, or other Persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.

(tttt) “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) to be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account all aspects of such proposal that the Company Board (or a duly authorized committee thereof) deems relevant, including with respect to certainty of completion). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(uuuu) “Support Party” means any Company Stockholder party to a Support Agreement.

(vvvv) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges, impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), levies, assessments, tariffs, duties (including any customs duties) and any other charges in the nature of a tax imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon by such Governmental Authority.

(wwww) “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xxxx) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective current or former directors, members, managers, partners, officers, advisors or employees) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates (and/or their respective current or former directors, members, managers, partners, officers, advisors or employees), in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings (i) relating to any Antitrust Laws or Foreign Investment Laws or (ii) among some or all of the Parties related to a dispute pursuant to this Agreement or the Financing Letters.

(yyyy) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(zzzz) “Willful and Material Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
2026 Annual Bonuses	6.11(e)
Acquisition Proposal Notice Period	5.3(e)(ii)(1)
Actual Company Stock Price PSU Consideration	2.8(e)
Actual PSU Consideration	2.8(c)
Agreement	Preamble
Alternate Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(b)
Applicable Data Protection Requirements	3.17(a)
Burdensome Condition	6.2(c)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Change of Control Offers	6.6(c)(iii)
Chosen Courts	9.10
Closing	2.3

Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Data	3.17(a)
Company Disclosure Letter	Article III
Company Equity Award Consideration	2.8(c)
Company Equity Award Holders	2.8(f)
Company Equity Award Schedule	3.7(b)
Company Option Consideration	2.8(a)
Company Related Parties	8.2(g)(ii)
Company RSU Consideration	2.8(b)
Company SEC Documents	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
D&O Insurance	6.10(c)
Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
Debt Financing Marketing Materials	6.6(a)(ii)
Definitive Agreements	6.5(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Costs	8.2(h)
Equity Commitment Letter	Recitals
Equity Financing	Recitals
Existing Credit Agreement Consents	6.6(i)(i)
Existing Secured Notes Consent Solicitation Documents	6.6(c)(iii)
Existing Secured Notes Supplemental Indentures	6.6(c)(iii)
Fee Letter	4.11(a)
Filed SEC Documents	Article III
Financial Statements	3.10(a)
Financing	4.11(a)
Financing Chosen Courts	9.15
Financing Letters	4.11(a)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Person	6.10(a)
Indemnified Persons	6.10(a)
Interim Period	5.1
Intervening Event Notice Period	5.3(e)(i)(1)
Liens	3.8(b)
Maximum Annual Premium	6.10(c)

Merger	Recitals
Merger Sub	Preamble
Modification	6.5(a)
Modified	6.5(a)
Moelis	3.3(b)
Morgan Stanley	3.3(b)
Multiemployer Plan	3.19(b)
New Debt Commitment Letter	6.5(d)
New Fee Letter	6.5(d)
New Plan	6.11(d)
No-Shop Period Start Date	5.3(a)
Old Plans	6.11(d)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.2(g)(i)
Parent Termination Fee	8.2(e)
Party	Preamble
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Payoff Amount	6.6(c)(i)
Per Share Price	2.7(a)(ii)
Personal Information	3.17(a)
Prohibited Modification	6.5(a)
Proxy Statement	6.3(a)
Required Amount	4.11(c)
Requisite Stockholder Approval	3.4
Support Agreements	Recitals
Surviving Corporation	2.1
Termination Date	8.1(c)
Trade Controls	3.24(c)
Uncertificated Shares	2.9(c)
Unvested Company Stock Price PSU Consideration	2.8(e)
Unvested PSU Consideration	2.8(d)
Withholding Agent	2.12

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “hereunder,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) Except with respect to any disclosure in the Company Disclosure Letter, unless the context otherwise requires, references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time.

(k) Unless otherwise indicated to the contrary herein, either by the context or the use thereof, the term “real property” shall include immoveable property, the term “personal property” shall include moveable property, the term “tangible property” shall include corporeal property and the term “intangible property” shall include incorporeal property and sentences and combination of words including such words shall have a similarly extended meaning.

(l) All accounting terms used herein shall be interpreted in accordance with GAAP unless expressly stated otherwise.

(m) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(n) The measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(o) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(p) Documents or other information or materials shall be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room titled “Project Madison” managed by the Company at www.intralinks.com; or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case, at least twenty-four (24) hours prior to the execution and delivery of this Agreement.

(q) All references to time shall refer to New York City time unless otherwise specified. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall be automatically extended to the immediately following Business Day.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub shall be merged with and into the Company; (b) the separate corporate existence of Merger Sub shall thereupon cease; and (c) the Company shall continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent and the Company that is no later than the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); or (b) such other time, location and date as Parent and the Company mutually agree in writing; provided, that notwithstanding the foregoing, in no event shall the Closing occur prior to the date that is forty-five (45) days after the date of this Agreement (or if such date is not a Business Day, the Business Day immediately following such date) without the prior written consent of Parent. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time and by virtue of the Merger, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).

(b) Bylaws. The Parties shall take all actions necessary so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law. Without limiting the foregoing, prior to the Closing Date, the Company shall use reasonable best efforts to obtain and deliver to Parent resignation letters (in a form and substance reasonably satisfactory to Parent) of each director of the Company as of immediately prior to the Effective Time (in each case to be conditioned upon and effective as of the Closing).

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following shall occur:

(i) each share of common stock, par value $0.001 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time shall automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) shall be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $2.43, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any wholly owned Subsidiary of the Company or Parent (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) shall automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time. Nothing in this Section 2.7(b) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder (or beneficial owner) of such share of Company Common Stock who has not voted in favor of the adoption of this Agreement and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied with, Section 262 of the DGCL with respect to any such Company Common Stock

(collectively, the “Dissenting Company Shares”) shall not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holder (or beneficial owner) fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights with respect to any Dissenting Company Shares, such Dissenting Company Shares shall thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the first sentence of this Section 2.7(c). The Company shall give Parent (i) reasonably prompt written notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawals of any such demands and any other notices or documents delivered to the Company in respect of stockholders’ rights of appraisal and (ii) the opportunity to participate in, control and direct (at Parent’s sole expense) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

2.8 Treatment of Equity Awards.

(a) Company Options. At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Transactions, shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such vested Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option (the “Company Option Consideration”). Notwithstanding the foregoing, at the Effective Time, each Company Option that has an exercise price per share of Company Common Stock as of immediately prior to the Effective Time that is greater than or equal to the Per Share Price, shall, in each case, be automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, cancelled for no consideration.

(b) Company RSUs. Each Company RSU that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, immediately vest and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time (the “Company RSU Consideration”).

(c) Company PSUs—Completed Performance. At the Effective Time, each Company PSU (including any portion thereof) for which the performance period has been completed at or prior to the Effective Time and that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, immediately vest and be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (as determined in accordance with the following sentence) (such amount, the “Actual PSU Consideration” and, together with the Company Option Consideration and the Company RSU Consideration and the Actual Company Stock Price PSU Consideration (as defined in Section 2.8(e)), the “Company Equity Award Consideration”). For purposes of the immediately preceding clause (B), the number of shares of Company Common Stock subject to each Company PSU shall be determined assuming the payout factor applicable to such Company PSU is achieved based on actual performance attained of all relevant performance goals in accordance with the applicable award agreement governing such Company PSU (as determined by the compensation committee of the Company Board).

(d) Company PSUs—Uncompleted Performance. At the Effective Time, each Company PSU (including any portion thereof) for which the performance period has not been completed at or prior to the Effective Time and that is outstanding as of immediately prior to the Effective Time shall, except with respect to the Company Stock Price PSUs as set forth in Section 2.8(e) below or in Section 2.8(d)(i) of the Company Disclosure Letter, automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into the right to receive, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (as determined in accordance with the following sentence) (such amount, the “Unvested PSU Consideration”) with such Unvested PSU Consideration vesting and becoming payable in accordance with the service-based vesting schedule applicable to such Company PSU immediately prior to the Effective Time, subject to double-trigger accelerated vesting on any termination without “cause” or resignation for “good reason,” as such terms are defined in the Company’s Executive Change in Control Severance Plan, following the Effective Time and prior to the regular vesting date. For purposes of the immediately preceding clause (B), the number of shares of Company Common Stock subject to each Company PSUs shall be determined in the manner set forth in Section 2.8(d)(ii) of the Company Disclosure Letter. For the avoidance of doubt, any Unvested PSU Consideration payable pursuant to this Section 2.8(d) will not be subject to any performance-based vesting requirements and will be subject solely to the service-based vesting requirements applicable to the applicable Company PSU as of immediately prior to the Effective Time.

(e) Company PSUs – Company Stock Price PSUs. Notwithstanding anything to the contrary set forth in the preceding subsections (c) or (d), at the Effective Time, each Company Stock Price PSU that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into (i) the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) one-third of the total number of shares of Company Common Stock subject to such Company Stock Price PSU as of immediately prior to the Effective Time (such amount, the “Actual Company Stock Price PSU Consideration”); and (ii) with respect to the remaining two-thirds of each such

Company Stock Price PSU, be canceled and converted into the right to receive, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) two-thirds of the total number of shares of Company Common Stock subject to such Company Stock Price PSU as of immediately prior to the Effective Time (such amount, the “Unvested Company Stock Price PSU Consideration”), with such Unvested Company Stock Price PSU Consideration vesting and becoming payable in accordance with the service-based vesting schedule set forth in Section 2.8(e) of the Company Disclosure Letter, subject to double-trigger accelerated vesting on any termination without “cause” or resignation for “good reason,” as such terms are defined in the Company’s Executive Change in Control Severance Plan, following the Effective Time and prior to the regular vesting date. For the avoidance of doubt, any Unvested Company Stock Price PSU Consideration payable pursuant to this Section 2.8(e) will not be subject to any performance-based vesting requirements and will be subject solely to the service-based vesting requirements applicable to the applicable Company Stock Price PSU as set forth on Section 2.8(e) of the Company Disclosure Letter.

(f) Payment Procedures. At or immediately prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Company Equity Award Consideration owed to all holders of Company Equity Awards (collectively, the “Company Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than the first payroll date that is at least ten (10) Business Days after the Closing Date, the Company Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider (or accounts payable, in respect of any portion of the Company Equity Award Consideration payable to a Company Equity Award Holder who is not, and was not at any time during the vesting period of the applicable Company Equity Award, an employee of the Company for employment Tax purposes), all amounts required to be paid to such holders in respect of Company Equity Awards in accordance with this Section 2.8, less any required withholding pursuant to Section 2.12.

(g) Section 409A. To the extent that any award described in Sections 2.8(a) through (d) constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(h) Company Actions. Prior to the Effective Time, the Company and the Company Board (and the compensation committee of the Company Board), as applicable, shall adopt such resolutions or take such other actions as may be necessary or required to, with respect to the Company Stock Plan (i) effect the treatment of the Company Equity Awards pursuant to the foregoing provisions of this Section 2.8, (ii) ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation shall be required to deliver shares of Company Common Stock to any Person pursuant to, on exercise or in settlement of Company Equity Awards pursuant to this Section 2.8 and (iii) terminate the Company Stock Plans and all award agreements thereunder, effective as of, and contingent on, the Effective Time, such that no Company Equity Awards or other rights with respect to shares of Company Common Stock shall be granted following the Effective Time.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or immediately prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) pursuant to Section 2.7, an amount of cash sufficient to pay the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, cash deposited with the Payment Agent shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund shall be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days after the Closing Date), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the consideration payable pursuant to

Section 2.7, and the Certificates so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”) shall be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares shall be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee at or prior to the Closing an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfer of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time shall be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares three (3) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(g) No Liability. Subject to applicable Law, and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication, and each, a “Withholding Agent”) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock and Company Equity Awards such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of applicable Taxes; provided, that each such Withholding Agent shall use reasonable best efforts to provide the recipient of such payment a reasonable opportunity to provide tax forms (including an IRS Form W-9 or appropriate IRS Form W-8, as applicable) in order to reduce or eliminate such withholding. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules, prospectuses, registration statements and other documents filed or furnished by the Company with the SEC and publicly available at least one Business Day prior to the date of this Agreement (the “Filed SEC Documents”) (other than any disclosures contained (i) solely in the “Risk Factors” sections of such Filed SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any statements in such Filed SEC Documents that are cautionary, predictive or forward looking in nature), (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) or (c) none of the representations and warranties in this Article III (other than Sections 3.8, 3.9 (second sentence), 3.10(c), 3.11, 3.12(b), 3.21, 3.22, 3.24, 3.25 or 3.27) extend to any assets, businesses or operations that are the subject of the Spanish Sale (and, for the avoidance of doubt, the Contracts for the Spanish Sale shall be deemed Material Contracts and nothing in this clause (c) shall limit the representations and warranties about Material Contracts from covering such Contracts for the Spanish Sale as Material Contracts), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions. The Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions. True, complete and correct copies of the Organizational Documents of the Company have been made available by the Company to Parent or are included in the Filed SEC Documents. The Organizational Documents of the Company are in full force and effect, and the Company is not in violation of its Organizational Documents in any material respect.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (i) and (ii), the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has, at a meeting duly called and held prior to the date of this Agreement, unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) approved and declared advisable the Support Agreements and the transactions contemplated thereby; (iv) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (v) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board has received from each of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Moelis and Company LLC (“Moelis”) an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Price to be paid to the holders of shares of Company Common Stock (other than to the holders of the Owned Company Shares and the Dissenting Company Shares) pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall provide to Parent a copy of such opinion promptly (and in any event within 24 hours) following the execution and delivery of this Agreement on a non-reliance basis and solely for informational purposes.

(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger, the Support Agreements or any of the Transactions.

3.4 Required Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, voting together as a single class, at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law or the Organizational Documents of the Company to adopt this Agreement and consummate the Transactions.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Company or any of its

Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries is bound; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions.

3.6 Requisite Governmental Approvals. No applicable Law or applicable Governmental Authority requires that the Company or any of its Subsidiaries obtain any Governmental Authorization in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of NYSE; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (v) filing with CFIUS pursuant to the DPA; and (vi) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 2,350,000,000 shares of Company Common Stock; and (ii) 150,000,000 shares of Company Preferred Stock. As of the close of business on February 5, 2026 (such time and date, the “Capitalization Date”), (A) 498,488,033 shares of Company Common Stock were issued and outstanding; (B) 45,000 shares of Series A Preferred Stock were issued and outstanding; and (C) 16,063,884 shares of Company Common Stock and no shares of Series A Preferred Stock of the Company were held by the Company as treasury shares; (D) Company Options to acquire 2,362,962 shares of Company Common Stock were outstanding with a weighted average exercise price of $5.15 per share; (E) 27,044,709 shares of Company Common Stock were subject to outstanding Company RSUs; (F) 21,263,969 shares of Company Common Stock were subject to outstanding Company PSUs (assuming the maximum applicable payout factor); and (G) 69,555,152 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Plan (including shares of Company Common Stock underlying outstanding Company Equity Awards). From the Capitalization Date to the execution of this Agreement, the Company has not issued any shares of Company Common Stock except pursuant to the exercise of Company Options or the settlement of Company RSUs or Company PSUs outstanding as of the Capitalization Date in accordance with their terms. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive or similar rights. Except as set forth in Section 3.7(a) of the Company Disclosure Letter, no Subsidiary of the Company owns any share of capital stock or other securities of the Company.

(b) Stock Reservation and Awards. Section 3.7(b)(i) of the Company Disclosure Letter contains a true, correct and complete list of, as of the date hereof, for each outstanding Company Equity Award, the name (or employee identification number) of each holder of each such Company Equity Award, the number of shares of Company Common Stock subject to each such Company Equity Award (assuming, if applicable an applicable payout factor of 1.0 and the maximum factor for Company PSUs), the grant or issuance date of each such Company Equity Award, the exercise price (if applicable), the vesting schedule applicable to each Company Equity Award that is a Company PSU and the extent to which such Company Equity Award is vested or exercisable and the Company Stock Plan under which such award was granted (such schedule, the “Company Equity Award Schedule”). With respect to each Company Option, on the date of grant, (i) the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock and, (ii) no Company Option was intended to qualify as an “incentive stock option” under Section 422 of the Code. Each Company Equity Award was granted in accordance with the terms and conditions of the applicable Company Stock Plans, all applicable Laws and any applicable NYSE rules or policies. Each Company Equity Award may by its terms be treated at the Effective Time as set forth in Section 2.8. All Company Equity Awards were granted under the Company Stock Plan. The Company has delivered or made available to Parent accurate and complete copies of the Company Stock Plan and the forms of all award agreements evidencing the Company Equity Awards, and no Company Equity Award agreement materially deviates from such forms.

(c) Company Securities. Except as set forth in the Organizational Documents of the Company and except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those that have become outstanding after the Capitalization Date, all of which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding securities convertible or exchangeable into, or the value of which is measured by reference to, equity securities of the Company, including any options, warrants, phantom stock, stock appreciation, profit participation, or other equity or equity-based rights, interests or other rights, interests or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or voting interests (in each case other than to the Company or a wholly owned Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding securities convertible or exchangeable into, or the value of which is measured by reference to, equity securities of the Company, including any options, warrants, phantom stock, stock appreciation, profit participation, or other equity or equity-based rights, interests or similar securities that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(d) Other Rights. Other than any Support Agreements, as of the date hereof, there are no (i) stockholders’ agreements, voting trusts, proxies or similar Contracts, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to any Company Securities or any other Contracts, arrangements or understandings relating to the disposition, voting of, or dividends with respect to any Company Securities; or (ii) Contracts, obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any Company Securities or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (C) requiring the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or (D) obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a shareholder rights plan in effect or outstanding bonds, debentures, notes or similar obligations which provide the holder thereof the right to vote with the holders of Company Common Stock on any matter.

3.8 Subsidiaries.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth an accurate and complete list of all of the Subsidiaries of the Company, together with the jurisdiction of organization of each Subsidiary of the Company and the holders (including, for any Subsidiaries that are not wholly-owned by the Company, the Company’s holdings in such Subsidiaries) of the outstanding share capital or other equity interests of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate power (or equivalent thereof) and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Letter, the Company or a wholly owned Subsidiary of the Company owns all of the capital stock of each direct or indirect Subsidiary of the Company, free and clear of all securities interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances of any similar nature (“Liens”), other than restrictions on transfer arising under applicable federal securities and blue sky Laws. Except as set forth on Section 3.8(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company. The Company has made available to Parent true, correct and complete copies of the Organizational Documents for each of the Subsidiaries of the Company as in effect on the date of this Agreement except as would not be material to the Company and its Subsidiaries, taken as a whole. None of the Subsidiaries of the Company is in violation of its Organizational Documents, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.9 Company SEC Documents. Since December 31, 2023, the Company has timely filed or furnished, as applicable, all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (the “Company SEC Documents”). Each Company SEC Document complied, as of its filing date (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, on the date of such amended, supplemented or superseding filing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Document was filed, and none of the Company SEC Documents at the time it was filed (or, if amended, supplemented or superseded prior to the date of this Agreement, as of the date of the last amendment, supplement or superseding filing) contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigations. To the extent not publicly available, the Company has made available to Parent all correspondence with the SEC since December 31, 2023 through the date hereof.

3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed or included in the Company SEC Documents (the “Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments, the effect of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). The books and records of the Company have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Except as described in the Filed SEC Documents, there are no unconsolidated Subsidiaries or any “off-balance sheet” arrangements of the type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are designed and maintained to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since December 31, 2023, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since December 31, 2023, there has not been (i) any material weaknesses, or significant deficiencies in the design or operation of the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of NYSE and in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

(c) Indebtedness. Section 3.10(c) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness (x) reflected in the Audited Company Balance Sheet or (y) otherwise included in the Filed SEC Documents.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Filed SEC Documents; (b) arising pursuant to this Agreement or incurred in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business after the date of the Audited Company Balance Sheet; or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since September 30, 2025 through the date of this Agreement, (i) except in connection with the Transactions and any contemplated alternative transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of the Parent under clauses (e), (j), (m), (n), (o), (p), (q) or (to the extent related to the foregoing actions) (s) of Section 5.2.

(b) Since September 30, 2025 through the date of this Agreement, there has not been any condition, change, event, effect, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or by which their respective properties or assets are bound, except for this Agreement. The Company has made available to Parent, or publicly filed with the SEC, a true, correct and complete copy of each Material Contract.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or the applicable Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as expressly contemplated by this Agreement, there is no breach of or default under any Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except for such breaches and defaults that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no counterparty to any Material Contract has canceled, terminated or materially and adversely altered its relationship with the Company or any of its Subsidiaries (or threatened to do so) and there have been no material disputes between the Company or any of its Subsidiaries, on the one hand, and any such counterparty, on the other hand.

3.14 Real Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a list as of January 14, 2026 (and there have been no material changes since such date except as otherwise permitted under this Agreement), of the parcel identification number from the Company’s internal systems, tax assessor’s parcel number(s) (to the extent available), and street address or legal description (to the extent such property is identified by street address or legal description) of all the Owned Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, as applicable, good and valid fee simple title to the Owned Real Property, free and clear of Liens, except Permitted Liens, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any Owned Real Property.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the lease code from the Company’s internal systems and the street address, in each case to the extent available, or, where not available, other identifying description of the (i) Material Leased Real Property and (ii) Leased Real Property that is utilized for an office or facility location. The Company has made available to Parent copies of all Material Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the interest of the Company and its Subsidiaries, as applicable, in all of the Leased Real Property is free and clear of all liens (except for Permitted Liens) and is sufficient to operate the business as currently operated, (ii) each Lease is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto, (iii) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods, (iv) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any Lease, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Lease that such landlord intends to terminate such Lease, and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property is (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained consistent with reasonably prudent industry practice and standards, (iii) free from any latent defects or structural deficiencies and (iv) sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are, and have been at all times since December 31, 2022, in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries are, and since December 31, 2022 have been, in compliance with all Governmental Authorizations required under Environmental Laws for their operations, (c) no written notice of violation of any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (d) no Legal Proceeding is, to the Knowledge of the Company as of the date of this Agreement, pending or threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (e) to the Knowledge of the Company, there has been no release of Hazardous Substances by the Company or any of its Subsidiaries, including on, at, or from the Real Property, in violation of applicable Environmental Laws or currently, as of the date of this Agreement, requiring remediation or that would reasonably be expected to form the basis of any liability, remedial action, Order, proceeding or governmental, regulatory or administrative investigation, audit or inquiry involving the Company or any of its Subsidiaries relating to or arising under any Environmental Law.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, and the application, registration or serial numbers (as applicable). For each item of Company Registered Intellectual Property, (i) the Company or a Subsidiary of the Company is the sole and exclusive owner of such item, (ii) such item is free and clear of all Liens (other than Permitted Liens) and (iii) such item is subsisting, valid and, to the Knowledge of the Company, enforceable, in each case, except as would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries (as applicable) have timely made all filings and payments with, and complied with their associated duties with respect to, Governmental Authorities, including the U.S. Patent and Trademark Office and all other governmental intellectual property offices, as may be necessary or appropriate to preserve, maintain and protect all Company Registered Intellectual Property in the ordinary course of business consistent with reasonable business practices, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, owns, is licensed or otherwise possesses adequate and, to the Knowledge of the Company, enforceable rights to use, all Company Intellectual Property necessary for or used in the operation of their respective businesses as currently conducted.

(d) Except as set forth on Section 3.16(d) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries alleging infringement, dilution, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Person, and, to the Knowledge of the Company, there is no other assertion or threat from any Person, that the operation of the business of the Company or any of its Subsidiaries infringes, dilutes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) the conduct of the business of the Company and its Subsidiaries does not infringe, dilute, misappropriate or violate any Intellectual Property of any Person and (iii) to the Knowledge of the Company, no Person is infringing, diluting, misappropriating or violating any Company Intellectual Property. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not a party to any Legal Proceeding (A) challenging the validity, enforceability or ownership of any third-party Intellectual Property rights or (B) asserting that the operation of the business of any other Person, or any other Person’s products or services, infringe, dilute, misappropriate or otherwise violate any Company Intellectual Property.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no current or former employee or contractor of the Company or any of its Subsidiaries owns any material rights in or to any Company Intellectual Property, (ii) to the extent ownership has not vested in the Company or any of its Subsidiaries by operation of law, each employee or contractor of the Company or any of its Subsidiaries who is or was involved in the creation, development or invention of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed a written agreement assigning such employee’s or contractor’s rights to such Intellectual Property to the Company or such Subsidiary, and (iii) no current or former employee or contractor of the Company or any of its Subsidiaries (A) has made or threatened in writing to make any claim or challenge against the Company or any of its Subsidiaries or (B) is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreements, in each of clauses (A) and (B), in connection with any Company Intellectual Property.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a member of, a contributor to, or has made any commitments or agreements regarding, any patent pool, industry standards body, standard setting organization, or industry trade association that requires the Company or any of its Subsidiaries to grant to any other Person any license or other right to any material Company Intellectual Property and, to the Knowledge of the Company, no Company Intellectual Property has been declared essential to any standard.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute, research center or other educational institution has been used to create any material Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership or other material rights in such Company Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company have implemented commercially reasonable measures consistent with industry best practices and as may be required by any applicable Governmental Authority relating to their use of Open Source Software. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are in material compliance with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, and have not distributed, licensed or otherwise used any Open Source Software in any manner that (i) has created a requirement that any Company Intellectual Property or any Intellectual Property of Parent or any of its Affiliates (A) be disclosed or distributed in source code form or (B) be delivered at no charge or otherwise dedicated to the public, (ii) includes granting licensees the right to make derivative works or other modifications of Company Intellectual Property or any Intellectual Property of Parent or any of its Affiliates or (iii) prohibits or limits the receipt of consideration by the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company has released any material Company Intellectual Property pursuant to the terms of any licenses governing Open Source Software.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the consummation of the Transactions will not result in the material loss or impairment of any right of the Company or any of its Subsidiaries to own, use, practice or otherwise exploit any Company Intellectual Property and (ii) neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company or any of its Subsidiaries is a party, result in the transfer or grant by the Company or such Subsidiary to any third Person of any ownership interest in, or material restriction or license with respect to, any Company Intellectual Property.

(k) Each of the Company and its Subsidiaries uses commercially reasonable measures designed to protect, preserve and maintain the secrecy and confidentiality of all material proprietary information included in the Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor its Subsidiaries have disclosed any such material proprietary information by such Person that is not subject to confidentiality obligations with respect thereto, and, to the Knowledge of the Company, there has not been any unauthorized access to or misuse of any such material proprietary information.

3.17 Data Protection.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have (i) implemented and maintained commercially reasonable technical, physical, organizational and administrative measures and policies designed to protect the security of the computer systems owned by the Company or any of its Subsidiaries and the confidentiality of the trade secrets owned by the Company or any of its Subsidiaries, and to protect all material confidential data maintained by or on behalf of the Company, including for the avoidance of doubt, Personal Information (the “Company Data”); and any information maintained by or on behalf of the Company that relates to an identified or identifiable individual or household, including, but not limited to, name, address, telephone number, email address, username, photograph, government-issued identifier, unique device identifier, geolocation data, cellular activity, user behavior or any other data used or intended to be used to identify, contact, or precisely locate an individual (“Personal Information”) against unauthorized access, use, modification, disclosure, or loss, including, but without limitation, reasonable backup and security and disaster recovery technology and procedures, and has timely and reasonably remediated any material audit findings relating to its security safeguards; (ii) complied with all Laws, Contracts, Company privacy policies or notices, and industry standards or self-regulatory frameworks binding on the Company or such Subsidiaries, as applicable, relating to privacy, data protection, or data security, including with respect to the collection, processing, storage, transmission, transfer (including any cross-border transfer), tracking technologies, data brokerage, cellular activity, user behavior, disclosure, use, retention or disposal of Personal Information (the “Applicable Data Protection Requirements”); and (iii) contractually obligated any third parties that process, access, or store Personal Information, on behalf of the Company, to abide by terms that are compliant in all material respects with Applicable Data Protection Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have all necessary lawful bases, data processing agreements, data transfer agreements, compliance documentation, authority, consents and authorizations to acquire, access, process and disclose the Personal Information in its possession or under its control, in connection with the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not obtained, collected, used or otherwise processed or possessed any Company Data or Personal Information that is not publicly available in a manner that is in material violation or breach of the Applicable Data Protection Requirements.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no material unauthorized access, use, disclosure, or other material breach of security of Company Data or the computer systems owned by the Company or any of its Subsidiaries and Personal Information stored thereon, and the Company has not provided or been required under Applicable Data Protection Requirements to provide notification of any breach of privacy or data security.

(c) To the Knowledge of the Company, since December 31, 2022 no Person (including any Governmental Authority) has made any claim orally or in writing or commenced any action against the Company with respect to alleged violations of Applicable Data Protection Requirements.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will result in any material violation of Applicable Data Protection Requirements, and neither the Company nor any of its Subsidiaries is currently subject to any Applicable Data Protection Requirements or other legal obligations that, following the Closing, would, in their current forms, prohibit any Parent or Merger Sub from receiving or using Personal Information and other Company Data in the manner in which any Company or any of its Subsidiaries receives and uses Personal Information and Company Data prior to the Closing.

3.18 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it and all such Tax Returns were true, correct and complete.

(b) The Company and each of its Subsidiaries paid, or have adequately accrued and reserved for the payment of, all Taxes that are required to be paid by it to the extent required by GAAP.

(c) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(d) There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries other than Permitted Liens.

(e) There are no audits, examinations, assessments or other similar proceedings currently in progress or threatened in writing by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries. No written claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that country.

(f) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, reimbursement or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. income tax Law) or as transferee or successor.

(h) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

3.19 Employee Benefits.

(a) Employee Plans. Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. The Company has made available to Parent a copy of, to the extent applicable, with respect to each material Employee Plan (and with respect to any material Foreign Plan, only to the extent reasonably available; provided, however, that if not reasonably available as of the date of this Agreement, written descriptions of the material terms of such plans, and, to the extent practicable, the remaining documentation described in this Section 3.19(a), shall be made available no later than thirty (30) days following the date of this Agreement), (i) such Employee Plan document, (ii) each trust, insurance, annuity or other funding contract or instrument related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, (v) the most recent summary plan description and any material modification with respect thereto, (vi) the most recent IRS determination, nonroutine notification, or opinion letter, if any, received, (vii) the most recent audited financial statements, and (viii) any material nonroutine correspondence with the Department of Labor, the IRS or any other Governmental Authority dated within the past three (3) years.

(b) Absence of Certain Plans. Neither the Company nor any of its Subsidiaries or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code maintains, sponsors, participates in, contributes to, is obligated to contribute to, or has any actual or contingent liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a plan that is subject to Section 412 of the Code or Title IV of ERISA or Section 302 of ERISA or is otherwise a defined benefit pension plan, (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(c) Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in all respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable advisory or opinion letter, issued by the IRS, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Employee Plan, fiduciary of any Employee Plan or administrator of any Employee Plan has taken any action, or failed to take any action, which action or failure would reasonably be expected to subject the Company or any of its Subsidiaries or any Participant to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Employee Plan.

(d) Employee Plan Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as of the date of this Agreement, there are no Legal Proceedings pending, or to the Knowledge of the Company threatened, on behalf of or against any Employee Plan, other than routine claims for benefits.

(e) No Retiree Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides material post-employment or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) Acceleration. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, except as set forth on Section 3.19(f) of the Company Disclosure Letter, either alone or in combination with another event, would: (i) entitle any employee to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any employee; (iii) accelerate the vesting, funding or time of payment of any equity award, compensation or other benefit; (iv) require a contribution by the Company to any Employee Plan; (v) result in any breach or violation of or default under or restrict the ability of the Company to merge, amend, modify or terminate any Employee Plan or (vi) result in the forgiveness of any employee or service provider loan.

(g) Promised Equity Awards. Section 3.19(g) of the Company Disclosure Letter identifies each offer letter, employment agreement or other Contract or Employee Plan that promises a grant of any Company Equity Award or other equity award with respect to shares of Company Common Stock that has not been issued or granted as of the close of business on the Capitalization Date, together, to the extent not reflected in the applicable offer letter, employment agreement or other applicable Contract, with a summary of material promised terms thereof, including the vesting terms (to the extent communicated to the proposed recipient) and grant date value in respect of such promised grant.

(h) Tax Gross-Ups. The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(i) Section 409A. Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been subject to any additional Tax, interest or penalties under Section 409A of the Code.

(j) Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with any other event) result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, except as otherwise set forth in Section 3.19(j) of the Company Disclosure Letter or as provided in this Agreement.

(k) Foreign Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan that is maintained outside of the United States that provide benefits in respect of any employee of the Company or any of its Subsidiaries who is primarily based outside of the United States (a “Foreign Plan”) (i) has been maintained, operated and administered in compliance with its terms and in compliance in all respects with applicable laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for favorable Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan other than routine claims for benefits.

3.20 Labor Matters.

(a) Unions. Except as set forth on Section 3.20 of the Company Disclosure Letter, the Company and its Subsidiaries are not party to any collective bargaining agreement or similar Contract with any labor union, works council, or other employee representative body representing employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company as of the date of this Agreement, there is no strike, lockout, material work slowdown, or material work stoppage against the Company or any of its Subsidiaries pending or, threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, material work slowdown or material work stoppage would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Labor Compliance. Except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, occupational health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes.

(c) Employee Misconduct. Since December 31, 2022 through the date of this Agreement, there has not been any allegation of sexual harassment, sexual misconduct or other unlawful harassment or discrimination against any current or former executive officer, any current or former employee who is or was a direct report of the Company’s Chief Executive Officer or any director of the Company or any of its Subsidiaries. Since December 31, 2022 through the date of this Agreement, none of the Company or any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct or other unlawful harassment or discrimination by any current or former director, executive officer or, to the extent substantiated, other employee of the Company or any of its Subsidiaries that, if known to the public would bring the Company or any of its Subsidiaries into material disrepute.

(d) WARN Act. For the past three years, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988 or any similar state, local or non-U.S. Law) at any single site of employment operated by the Company or any of its Subsidiaries.

(e) Notice of Termination. No current executive officer of the Company or its Subsidiaries or any other employee of the Company or its Subsidiaries who is a direct report of the Company’s Chief Executive Officer has given written notice of termination of employment or, to the Knowledge of the Company, otherwise disclosed plans to terminate employment with the Company within the twelve (12) month period following the date hereof.

3.21 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and since December 31, 2022 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of its and their businesses or operations, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect and will not be terminated, suspended or revoked as a result of the Transactions; (ii) the Company and its Subsidiaries are, and since December 31, 2022, have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; (iii) since December 31, 2022, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved; and (iv) no condition exists that, with the giving of notice or lapse of time or both, would reasonably be expected to constitute a breach or default of such Governmental Authorization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing to suspend, revoke, withdraw, modify or limit any such Governmental Authorization.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries or any of their respective current or former directors or executive officers (in their capacities as such).

(b) No Orders. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions, neither the Company nor any of its Subsidiaries is subject to any Order.

(c) The representations and warranties set forth in this Section 3.22 shall not apply to any Legal Proceeding commenced or any Order that comes into effect on or after the date of this Agreement arising out of this Agreement, the Transactions (including any Legal Proceedings arising under the Antitrust Laws or Foreign Investment Laws) or any Transaction Litigation.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except for such defaults or failures to be true and accurate that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all such insurance policies are in full force and effect, (B) all premiums due therein have been paid in full to the extent required by such policy, (C) no claims are pending under such insurance policies as to which coverage has been questioned, denied or disputed and no written notice of cancellation has been received and (D) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured party thereunder.

3.24 Trade & Anti-Corruption Compliance.

(a) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director, employee, or any agent or person acting on behalf of the Company or its Subsidiaries is currently, or has been in the past three (3) years: (i) the subject or target of any Sanctions; (ii) in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled (as defined under applicable Sanctions) by a Person or Persons or acting for or on behalf of a Sanctioned Person; or (iii) engaged in any transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director, employee, or any agent thereof, has in the past five (5) years violated any provision of the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anticorruption Laws.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any of their respective officers, directors, employees, or any agent or third party representatives of the Company or its Subsidiaries is or has been, in the past five (5) years, (i) transacting any business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions (ii) engaging in any export, import, deemed export, reexport, transfer, retransfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all application Ex-Im Laws or (iii) otherwise in violation of any applicable Sanctions, Ex-Im Laws or anti-boycott Laws or Laws relating to export, reexport or transfer controls (together, “Trade Controls”), in connection with the business of the Company to its Subsidiaries. Neither the Company nor any of its Subsidiaries has (i) received any written notice from any Governmental Authority or other Person asserting a violation by of Trade Controls, (ii) received written notice that it is or has been the subject of any actual, suspected, or threatened action, suit, proceeding, investigation, litigation, or whistleblower report, or the subject of any voluntary or directed disclosures, by, to, or before any Governmental Authority with respect to Trade Controls, or (iii) received any written notice, request, penalty or citation for any actual or suspected noncompliance with Trade Controls.

3.25 Brokers. Except for Morgan Stanley and Moelis, there is no financial advisor, investment banker, broker or finder or other similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and each of Morgan Stanley and Moelis relating to the Transactions.

3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement (including any amendments or supplements thereto) will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.27 Related Party Transactions. Except as disclosed in the Filed SEC Documents, no current director, executive officer or Affiliate of the Company or any of its Subsidiaries (a) has currently outstanding any Indebtedness to the Company or any of its Subsidiaries or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than an Employee Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.28 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except to the extent expressly included in the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent or any of its Affiliates or their respective business or operations, including any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power (or the equivalent thereof) and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, or the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; and (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No applicable Law or applicable Governmental Authority requires that Parent, Merger Sub or any of their Affiliates obtain any Governmental Authorization in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (iv) filing with CFIUS pursuant to the DPA; and (v) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any Order that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(c) The representations and warranties set forth in this Section 4.5 shall not apply to any Legal Proceeding commenced or any Order that comes into effect on or after the date of this Agreement arising out of this Agreement, the Transactions (including any Legal Proceedings arising under the Antitrust Laws or Foreign Investment Laws) or any Transaction Litigation.

4.6 Ownership of Company Common Stock. Except as contemplated by this Agreement, none of Parent, Merger Sub or any of their respective Affiliates, beneficially owns, or at any time during the three (3) years preceding the date hereof has beneficially owned, 15% or more of the outstanding shares of Company Common Stock.

4.7 Brokers. Prior to the Closing, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Financing Letters, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent, in its capacity as the sole stockholder of Merger Sub, is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to adopt this Agreement and consummate the Transactions.

4.10 Guarantee. Concurrently with the execution of this Agreement, Guarantors have delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by Guarantors in favor of the Company. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantors, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of Guarantors under the Guarantee.

4.11 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) the Equity Commitment Letters pursuant to which Investors have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the Equity Financing; and (ii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Merger Sub and the Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, as may be amended or modified solely in accordance with the terms hereof, collectively the “Debt Commitment Letter” and, together with the Equity Commitment Letters and the Fee Letters referenced below, the “Financing Letters”), pursuant to which the Financing Sources thereto have committed, subject to the terms and conditions expressly set forth therein, to lend the amounts set forth therein for the purpose of funding the transactions contemplated hereby and thereby (together with any Alternate Debt Financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted solely with respect to the fee amounts, original issue discount amounts, the amount of any pricing flex and other economic provisions that are customarily redacted in connection with transactions of the type similar to the Transactions, in each case, to the extent such redactions do not redact any term or provision that would constitute or effect a Prohibited Modification) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter” and, collectively, the “Fee Letters”). The Equity Commitment Letters provide that the Company is an express third-party beneficiary thereof.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended, modified, supplemented or waived; (ii) no such amendment, modification, supplement or waiver is contemplated (except, in the case of the Debt Commitment Letter, such amendments, joinders and/or other modifications entered into solely to effectuate the addition of lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto, which Persons had not executed the Debt Commitment Letter as of the date of this Agreement); (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, replaced, repudiated or rescinded in any respect and no such withdrawal, termination, replacement, repudiation or rescission is contemplated and (iv) there are no other Contracts, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the Financing, other than as expressly set forth in the Financing Letters delivered to the Company and any customary engagement letters entered into in connection with the Debt Financing that do not impact the conditionality, availability or amount of the Debt Financing.

(c) Sufficiency of Financing. Assuming the satisfaction or waiver of the conditions set forth in Article VII, the Financing, when funded in accordance with the Financing Letters, is sufficient to, without duplication, (A) consummate the Merger and the other transactions contemplated hereby, on the terms and conditions set forth herein, and make all payments required by this Agreement to be paid on the Closing Date (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (B) repay, prepay, redeem or discharge (after giving effect to the Merger) the principal of and interest, fees, premiums or other amounts payable on, and all other indebtedness outstanding pursuant to the Company Indebtedness or with respect to the Existing Notes under the applicable Indentures, in each case, both (x) as contemplated by this Agreement and (y) to the extent such Company Indebtedness and/or Existing Notes are required to be repaid, prepaid, redeemed or discharged, as applicable, on the Closing Date in connection with the Transactions; and (C) pay all fees, expenses and other amounts required to be paid on the Closing Date by the Company, Parent or Merger Sub or any other Person in connection with the Transactions and the Financing (collectively, the “Required Amount”).

(d) Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Parent to the Company) are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent or Merger Sub (as applicable) and, to the knowledge of Parent, the other parties thereto, as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms, subject to the Enforceability Exceptions. Other than as expressly set forth in the Debt Commitment Letter and Equity Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Investors, Parent, Merger Sub or any of their respective Affiliates is a party. Assuming the satisfaction or waiver of the conditions set forth in Article VII, as of the date of this Agreement, Parent has no reason to believe that (A) it or Merger Sub (as applicable) or, to the knowledge of Parent, any other party to the Debt Commitment Letter or Equity Commitment Letters will be unable to satisfy on a timely basis any conditions precedent in the Debt Commitment Letter or Equity Commitment Letters on or prior to the Closing Date or (B) the Financing contemplated by the Financing Letters will not be available to Parent and Merger Sub on or prior to the Closing Date. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to, (1) constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any of the other parties thereto pursuant to the Financing Letters, (2) result in the failure of any condition precedent to the Financing to be satisfied at or prior to the Closing; or (3) otherwise result in the Required Amount to be unavailable at the Closing. Parent and Merger Sub, as applicable, have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.12 Solvency. As of the Effective Time and immediately after giving effect to the Merger and the other Transactions contemplated to occur at Closing (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and the other Transactions contemplated to occur at Closing and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), assuming the satisfaction of the conditions set forth in Article VII, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated and going concern basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated and going concern basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. Neither Parent nor Merger Sub is entering into this Agreement, nor taking any other actions with the actual intent to (a) hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates or (b) render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent.

4.13 Non-Reliance. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information (or omissions therefrom) made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.14 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.15 Stockholder and Management Arrangements. As of the date hereof, none of Investors, Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than the Persons executing the Support Agreements solely as promised therein with respect to the transactions contemplated thereby), director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) any Company Stockholder (other than the Persons executing the Support Agreements) has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person other than Investors have agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.16 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as required by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within seven (7) Business Days after a written request by the Company for such approval), during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business and operations in all material respects in the ordinary course of business, (ii) preserve substantially intact its current business organization and (iii) preserve intact in all material respects its significant commercial relationships with third parties; provided, that no action or omission by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action or omission would constitute a breach of such relevant provision of Section 5.2):

5.2 Forbearance Covenants. Except (v) as required by this Agreement, (w) as set forth in the Company Disclosure Letter, (x) as required by applicable Law, or (y) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within seven (7) Business Days after a written request by the Company for such approval) or (z) as reasonably necessary to consummate the Spanish Sale on the terms and in accordance with the provisions set forth in the Spanish Sale SPA (as made available to Parent), during the Interim Period, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend or otherwise change the Organizational Documents of the Company or any of its Subsidiaries (other than in a de minimis respect);

(b) propose, enter into or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except (i) upon the vesting, exercise or settlement of, Company Equity Awards, in each case, outstanding on the date of this Agreement or granted after the date hereof in compliance with this Agreement; or (ii) as contemplated by Section 5.2(h) of the Company Disclosure Letter;

(d) except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the wholly owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs or Company PSUs in connection with the forfeiture of such awards, in each case, in accordance with their respective terms;

(e) authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for (i) regular quarterly (or similar) dividends of joint ventures or similar non-wholly-owned entities (with payment practices consistent with past practice) or (ii) dividends or other distributions made by any direct or indirect Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries;

(f) (i) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, except (A) borrowings in the ordinary course of business under the Company’s credit facilities (which credit facilities, for the avoidance of doubt, shall not include the Existing Notes) as in effect on the date hereof, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (C) performance bonds, letters of credit and surety bonds entered into in the ordinary course of business consistent with past practice, (D) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, in each case issued, made or entered into in the ordinary course of business consistent with past practice and (E) other indebtedness for borrowed money not exceeding $10,000,000 in the aggregate outstanding at any given time or (ii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business consistent with past practice, and other than with respect to Owned Real Property currently under contract, sell or otherwise transfer any rights to any Owned Real Property, or enter into any Contract (including any option agreement, right of first refusal or similar right) (i) granting any Person the right to acquire any Owned Real Property in excess of $5,000,000 in value, or (ii) to acquire any ownership interest in real property in excess of $5,000,000;

(h) except (i) to the extent required by applicable Law or (ii) to the extent required by any Employee Plan as in effect on the date of this Agreement, (A) grant any loan to, increase the compensation or benefits of or pay any bonus to any Participant, (B) grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant, (C) amend in any material respect, adopt, establish, agree to establish, enter into or terminate any Employee Plan or collective bargaining agreement or other labor union contract, (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former employee or other individual service provider of the Company or any of its Subsidiaries, other than as expressly provided by this Agreement, (E) terminate the employment or service of any employee or other individual service provider of the Company or any of its Subsidiaries, other than terminating the employment or service of any employee or other individual service provider of the Company or any of its Subsidiaries (x) with an annual base salary equal to or less than $200,000 in the ordinary course of business or (y) for cause as determined by the Company or any of its Subsidiaries in good faith, or (F) hire, engage or promote any person who is or would be an employee or other individual service provider of the Company or any of its Subsidiaries, other than hiring, engaging or promoting an employee or other individual service provider (x) with an annual base salary equal to or less than $200,000 (immediately following such hiring, engagement or promotion) in the ordinary course of business consistent with past practice, or (y) in the ordinary course of business to replace an employee or other individual service provider with an annual base salary that exceeds $200,000 who resigns (other than any such resignation reasonably resulting from actions taken by the Company or its Subsidiaries that are materially adverse to such employee or individual service provider) or is terminated for cause pursuant to clause (E) above;

(i) settle any Legal Proceeding for an amount in excess of $1,500,000 individually or $5,000,000 in the aggregate other than (i) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries in excess of the amounts set forth above is substantially covered by insurance coverage maintained by the Company or any of its Subsidiaries or (ii) any settlement of Transaction Litigation in compliance with Section 6.13, provided, that any such settlement does not (x) involve any admission of wrongdoing or liability or (y) impose any restriction on the business of the Company or any of its Subsidiaries;

(j) change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting in any material respect, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof by any Governmental Authority), or by any Governmental Authority or applicable Law;

(k) incur any capital expenditures other than (i) expenditures that are part of the annual budget for capital expenditures set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capital Plan”), (ii) expenditures that do not exceed, in the aggregate, 125% of the Capital Plan, (iii) delayed capital expenditures from a previous annual capital expenditure budget; or (iv) expenditures pursuant to obligations imposed by any Contract in effect as of the date of this Agreement and which involve capital expenditures below $5,000,000 individually;

(l) other than in the ordinary course of business (i) enter into or become bound by any Material Contract, (ii) amend or otherwise modify in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract or (iii) waive, accelerate or release any material rights or remedies under any Material Contract, except in each case that the Company and its Subsidiaries may enter into, replace, extend or renew any Material Contract, in each case, on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries, than the Contract it is replacing, extending or renewing; provided, this paragraph (l) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into a Contract to the extent that such Contract implements an act that is specifically the subject matter of and permitted by any other paragraph of this Section 5.2;

(m) (i) change any annual Tax accounting period or material method of Tax accounting, (ii) make, change or revoke any material Tax election (in each case, other than in the ordinary course of business consistent with past practice), (iii) settle or compromise any material audit or proceeding in respect of any material Tax liabilities in an amount in excess of $3,000,000 individually or $5,000,000 in the aggregate (other than any settlement or compromise where the amount is not in excess of the reserves established by the Company or its Subsidiaries for such audit or proceeding), (iv) file any material amended Tax Return (other than as required by Law or in the ordinary course of business consistent with past practice), (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (vi) surrender any right to claim a material Tax refund (other than in the ordinary course of business consistent with past practice, including electing to carry forward overpayments attributable to such refunds), (vii) enter into any written Tax indemnification, sharing, allocation, reimbursement, or similar written agreement (other than pursuant to any customary Tax indemnification, sharing allocation or reimbursement provisions contained in any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), or (viii) request any ruling from any Governmental Authority with respect to material Taxes;

(n) acquire any interest in any Person, division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company, (ii) assets in the ordinary course of business consistent with past practice or (iii) that do not exceed $25,000,000 in aggregate consideration;

(o) sell, assign, license, lease, transfer, or otherwise dispose of, or create any Lien on (other than any Permitted Lien), any of the Company’s or its Subsidiaries’ material assets other than (i) to secure Indebtedness and other obligations permitted under Section 5.2(f), (ii) in the ordinary course of business consistent with past practice, (iii) not in excess of $25,000,000 in aggregate value, or (iv) to the Company or to a wholly owned Subsidiary of the Company;

(p) sell, assign, license, sublicense, encumber, impair, abandon, transfer, otherwise dispose of, allow to lapse or fail to maintain any material Company Intellectual Property, other than (i) by granting non-exclusive licenses to customers or suppliers in the ordinary course of business consistent with past practice; or (ii) by allowing to lapse Company Registered Intellectual Property that is not material to the operation of the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r) (i) take any actions that violate Contracts for the Spanish Sale in effect as of the date hereof and copies of which have been delivered to Parent or (ii) take any actions with the intention to materially delay or materially impede the consummation of the Spanish Sale; or

(s) authorize, agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 Go-Shop; Competing Proposals.

(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. on March 26, 2026 (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could lead to an Acquisition Proposal, (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, provide to any Person (and to such Person’s Representatives including potential financing sources of such Person) non-public information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries; provided, that the Company shall, prior to or substantially concurrently therewith, provide Parent access to any non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives, (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that would reasonably be expected to lead to an Acquisition Proposal), (iv) otherwise cooperate with or assist or participate in or facilitate the making of any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board, and (v) to the extent permitted by and in accordance with this Section 5.3, take actions permitted by Section 5.3(e) or Section 5.3(g) on the terms and subject to the conditions therein.

(b) No Solicitation or Negotiation. Subject to the final sentence of this Section 5.3(b), and subject to the terms of Section 5.3(c), from the No-Shop Period Start Date, until the earlier to occur of (x) the valid termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company and its Subsidiaries shall not, shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly induce, knowingly encourage or knowingly facilitate the making, submission or announcement of any proposal, offer, inquiry, indication of interest or expression of intent that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any information in respect of the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal, offer, inquiry, indication of interest or expression of intent that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub or their Affiliates) with respect to any proposal, offer, inquiry, indication of interest or expression of intent that constitutes or would reasonably be expected to lead to an Acquisition Proposal, in each case, other than solely to inform such Persons of the existence of the provisions contained in this Section 5.3(b); or (iv) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the terms of Section 5.3(c), on the No-Shop Period Start Date, the Company shall, shall cause its Subsidiaries and its and their respective directors and officers to, and shall use reasonable best efforts to cause its and their other Representatives to, (A) cease any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with or that would reasonably be expected to lead to an Acquisition Proposal and (B) terminate all access of any Person (other than Parent and Merger Sub and their Representatives) to any data room maintained by the Company with respect to or that would reasonably be expected to lead to any Acquisition Proposal. The Company shall promptly, and in any event within twenty-four (24) hours, after the No-Shop Period Start Date deliver written notice to each Person (other than Parent and Merger Sub and their Representatives), that has received non-public information from or on behalf of the Company in connection with its consideration of a possible Acquisition Transaction, that such Person promptly return or destroy all information regarding the Company and its Subsidiaries furnished to any such Person to the extent contemplated by the applicable confidentiality agreement between the Company and such Person. From the No-Shop Period Start Date until the earlier to occur of (x) the valid termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company shall be required to enforce, and shall not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement (but in no way limiting any of the rights of the Company or its Subsidiaries set forth in Section 5.3(a)), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a duly authorized committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement, to any Person or such Person’s Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach in any material respect of Section 5.3, in each case, solely if the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; provided, that the Company shall provide to Parent and Merger Sub any non-public information that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(e) or Section 5.3(g), the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) in the event that an Acquisition Proposal is publicly announced or a material modification is publicly announced, fail to reaffirm the Company Board Recommendation within ten (10) Business Days following the written request of Parent (provided, however, that Parent may make such request no more than one (1) time in respect of each Acquisition Proposal or material modification thereof); (D) in the event that any Acquisition Proposal that is structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (E) fail to include the Company Board Recommendation in the Proxy Statement in connection with the Company Stockholder Meeting (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a duly authorized committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; or (3) the delivery by the Company of any notice contemplated by Section 5.3(e), in each case in and of itself and to the extent made in compliance with this Section 5.3, shall constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i) the Company Board (or a duly authorized committee thereof) may effect a Company Board Recommendation Change (within the meaning of clause (A) or (E) of the definition of “Company Board Recommendation Change”) in response to an Intervening Event if the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board (or a duly authorized committee thereof) shall not effect such a Company Board Recommendation Change unless, following such determination:

(1) (A) the Company has provided prior written notice to Parent at least four (4) Business Days in advance of such Company Board Recommendation Change (such notice period, including any extension thereto, in accordance with this Section 5.3(e)(i)(1), the “Intervening Event Notice Period”) to the effect that the Company Board (or a duly authorized committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change and describe such Intervening Event in reasonable detail; and (B) if requested by Parent, the Company and its Representatives, during the Intervening Event Notice Period, shall negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to propose modifications to the terms and conditions of this Agreement and the Financing Letters; provided, that in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(i) with respect to such new written notice, it being understood that the “Intervening Event Notice Period” in respect of such new written notice shall be three (3) Business Days; and

(2) at the end of the Intervening Event Notice Period and prior to taking any such action, the Company Board has considered in good faith any modifications to the terms and conditions of this Agreement and the Financing Letters proposed by Parent in writing in a manner that would constitute a binding agreement between the Parties if accepted by the Company, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such modifications proposed by Parent were to be given effect; or

(ii) if the Company has received a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach in any material respect of Section 5.3, and the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to substantially concurrently enter into a binding written definitive agreement with respect to such Acquisition Proposal; provided, that the Company Board (or a duly authorized committee thereof) shall not take any action described in the foregoing clauses (A) and (B) unless, following such determination and before such action:

(1) (A) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (such notice period, including any extension thereto, in accordance with this Section 5.3(e)(ii), the “Acquisition Proposal Notice Period”) to the effect that the Company Board (or a duly authorized committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(e)(ii), which notice shall specify (i) the identity of the Person or Group making such Acquisition Proposal, (ii) a summary of the material terms and conditions thereof and (iii) full copies of all documents relating to such Acquisition Proposal and (B) if requested by Parent, the Company and its Representatives, during the Acquisition Proposal Notice Period, shall negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to propose modifications to the terms and conditions of this Agreement and the Financing Letters; provided, that, in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial or any other material terms of such proposal shall be deemed a material modification), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(1) with respect to such new written notice, it being understood that the “Acquisition Proposal Notice Period” in respect of such materially modified Acquisition Proposal shall be three (3) Business Days; and

(2) at the end of the applicable Acquisition Proposal Notice Period and prior to taking any such action, the Company Board has considered in good faith any proposals by Parent to make modifications to the terms and conditions of this Agreement and the Financing Letters proposed by Parent in writing in a manner that would constitute a binding agreement between the Parties if accepted by the Company, and has determined in good faith (after consultation with its financial advisors and outside legal counsel) that (A) such Acquisition Proposal continues to constitute a Superior Proposal and (B) the failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(f) Notice.

(i) From the date of this Agreement until the first to occur of the No-Shop Period Start Date and the termination of this Agreement pursuant to Article VIII, the Company shall as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company or any of their respective Representatives receives an Acquisition Proposal. Such notice shall include a summary of the material terms and conditions thereof, the identity of the third party making such Acquisition Proposal and its proposed financing sources, and copies of any material documents related thereto that have been delivered by such third party making such Acquisition Proposal, and thereafter the Company must inform Parent promptly (and in any event within twenty-four (24) hours) of any material modifications to the terms and conditions of such Acquisition Proposal, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration and the proposed financing, and copies of any new material documents related thereto that have been delivered by such third party making such Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall not enter into any Contract with any Person that prohibits or otherwise limits the Company from complying with its obligations in this Section 5.3(f).

(ii) From and after the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 5.3(f)(i) are received by the Company or any of its Representatives. Such notice must include (A) the identity of the Person making such inquiries, offers or proposals, (B) a summary of the material terms and conditions of such inquiries, offers or proposals to the extent such material terms and conditions are not included in the written documents provided in the following clause (C) and (C) copies of any written material documents relating thereto provided to the Company or any of its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis (and, in any event, within twenty-four (24) hours), of the status (and supplementally provide the material terms) of any such inquiries, offers or proposals (including any material amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or any of its Representatives, or by the Company or any of its Representatives to such Person or any of its Representatives) and the status of any such discussions or negotiations.

(g) Certain Disclosures. Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication) in connection with the making or amendment of a tender offer or exchange offer, making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders pursuant to applicable securities Laws with regard to the Transactions or an Acquisition Proposal, in each case, so long as any such disclosure does not include any statement that constitutes a Company Board Recommendation Change (it being understood that a customary “stop, look and listen” communication by the Company Board or any committee thereof pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not, by itself, constitute an Company Board Recommendation Change).

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, subject to and consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1(a), Section 5.3(e) and Section 6.2), Parent and Merger Sub shall, on the one hand, and the Company and its Subsidiaries shall, on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transactions, including by (A) causing the conditions to the Merger set forth in Article VII to be satisfied and (B) (I) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (II) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions. This Section 6.1(a) shall not apply to filings under Antitrust Laws or any Foreign Investment Laws, which shall be governed by the obligations set forth in Section 6.2 below.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement (other than Section 6.2), neither the Company, Parent, Investors, Guarantors nor any of their respective Affiliates (or any portfolio company of any Affiliate of Parent, Investors or Guarantors) shall be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (ii) the provision of additional security (including a guaranty) or any other contractual concessions, in each case, in connection with obtaining any consent pursuant to any Contract of the Company or any of its Subsidiaries or Affiliates.

(c) Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub (and, from and after the Effective Time, the Surviving Corporation) to perform their respective obligations pursuant to this Agreement including, with respect to Merger Sub, to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws and Foreign Investment Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Affiliates to, if applicable), on the other hand, to the extent required, (i) within twenty (20) Business Days following the date of this Agreement, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act; and (ii) within fifteen (15) Business Days following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Laws (including Antitrust Laws and Foreign

Investment Laws) in connection with the Merger. Each of Parent and the Company shall use their respective reasonable best efforts to (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Antitrust Laws and Foreign Investment Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event at least five (5) Business Days prior to the Termination Date. Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act and any other Antitrust Laws or any Foreign Investment Laws as required thereunder in connection with the Merger. It is understood that this Section 6.2(a) is limited by the proviso of the first sentence in Section 6.2(c).

(b) CFIUS Approval. Without limiting the generality of this Section 6.2 and subject thereto, for purposes of obtaining the CFIUS Approval, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain CFIUS Approval. Such reasonable best efforts shall include, without limitation, promptly (and not later than twenty (20) Business Days after the date hereof) making any draft filing required in connection with the CFIUS Approval in accordance with the DPA, promptly making any final filing in connection with the CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Transactions within the timeframes set forth in the DPA. If CFIUS suggests or requests that, or the Parties jointly determine it to be appropriate or advisable that, the Parties withdraw and resubmit the joint voluntary notice submitted to CFIUS pursuant to this Section 6.2, the Parties shall cooperate in withdrawing and resubmitting the CFIUS joint voluntary notice. It is understood that this Section 6.2(b) is limited by the proviso to the first sentence in Section 6.2(c).

(c) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2 and notwithstanding anything to the contrary contained in this Agreement (but subject to the proviso to this sentence and the last two sentences of this Section 6.2(c)), if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act, CFIUS, any other Antitrust Laws or any Foreign Investment Laws applicable to the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law, Foreign Investment Laws and any other Laws, including CFIUS, applicable to the Merger as promptly as reasonably practicable and in any event at least five (5) Business Days prior to the Termination Date, each of the Company, Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act, CFIUS, other Antitrust Laws or any Foreign Investment Laws and any other Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of the Company and its Subsidiaries, including the freedom of action of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement; in each case, so as to allow the consummation of the Merger as soon as reasonably practicable and, in any event, at least five (5) Business Days prior to the Termination Date; provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2 shall require Parent, Merger Sub or any of their respective Affiliates to (and without Parent’s written consent, neither the Company nor any of its Subsidiaries shall) (A) take any action that would individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of (1) the Company and its Subsidiaries, taken as a whole, or (2) Parent and its Subsidiaries (after giving effect to the consummation of the Merger), taken as a whole, measured, in the case of this clause (2), on a scale relative to Parent and its Subsidiaries (after giving effect to the consummation of the Merger but without giving effect to such action), taken as a whole, (B) take any action that is contemplated by clauses (i) through (iv) of this Section 6.2(c) as if the references to the “Company and its Subsidiaries” were replaced with references to “Parent, Investors, Guarantors, their respective Affiliates and the respective businesses and portfolio companies of Parent, Investors, Guarantors and such Affiliates and their respective assets, properties and rights, in each case other than the Company and its Subsidiaries or the assets, properties, or rights of the Company and its Subsidiaries” or (C) take any of the actions set forth on Schedule 6.2 attached hereto (and any such effect under clause (A), (B) or (C), a “Burdensome Condition”). The Company and Parent shall cooperate with each other and use their respective reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any Order of any Governmental Authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Authority, it being understood that each Party shall bear its own fees, costs and expenses of all such actions (subject to the second to last sentence of Section 6.2(a)). Notwithstanding the foregoing, nothing in this Section 6.2 shall require Parent, Merger Sub (or permit the Company or any of its Subsidiaries) to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority, or take, or agree to take, any other remedial action, that is not conditioned on the Closing. Notwithstanding anything herein to the contrary, Parent’s obligations to take or cause to be taken any actions set forth in clauses (i) through (iv) of this Section 6.2(c) shall be subject to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with Governmental Authorities with respect to such actions; provided, that such time periods or delays (X) would not reasonably be expected to materially delay or impair the ability of the Parties to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act, CFIUS, any other Antitrust Laws or any Foreign Investment Laws applicable to the Merger, and avoid or eliminate each and every impediment under any Antitrust Law, Foreign Investment Laws and any other Laws, including CFIUS, applicable to the Merger and (Y) would not reasonably be expected to result in the failure of the Parties to satisfy the conditions set forth in Section 7.1(b), at least five (5) Business Days prior to the Termination Date.

(d) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed (on a prompt basis) with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party alleging that consent of such party is or may be required in connection with the Transactions and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may reasonably designate any commercially sensitive information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the commercially sensitive information; provided, that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would cause such information to cease to benefit from legal privilege. Notwithstanding anything else in this Section 6.2, Parent and Merger Sub may withhold certain information relating to their and any of their Affiliate’s (and their respective portfolio companies) ownership structures, investors, investment portfolio or investment activity (hereinafter, “sensitive information”) to be supplied to or filed with a Governmental Authority from being provided to the Company and its external counsel and may participate in segments of meetings in respect of the regulatory approvals contemplated by this Section 6.2 without giving the Company or its external counsel the opportunity to participate where such segment of such meeting can reasonably expected to involve the disclosure of sensitive information, but shall give the Company and its external counsel the opportunity to attend the remainder of such meetings not relating to sensitive information. External counsel for the Parent will provide to external counsel of the Company summaries of any sensitive information supplied to, filed with or disclosed in meetings with a Governmental Authority that is not shared with external counsel for the Company in accordance with this provision.

(e) Control of Strategy. Subject to Parent’s obligations under Sections 6.2(a), 6.2(b) and 6.2(c), (i) Parent shall have the right, following good faith consultation with and consideration of the views of the Company, to direct the strategy and timing for obtaining any necessary approval under Antitrust Laws and Foreign Investment Laws and in connection with the timing, form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Legal Proceeding under or relating to any Antitrust Laws or Foreign Investment Laws and (ii) if any Legal Proceeding, including any Legal Proceeding brought by a Person other than a Governmental Authority, is instituted (or threatened to be instituted) challenging the Merger or the other Transactions as violative of any Antitrust Law or Foreign Investment Law, Parent shall have the right to direct and control all communications, strategy and defense of this Agreement, the Merger and the other Transactions in any such Legal Proceeding.

(f) Other Actions. Parent and Merger Sub shall not, and shall cause their Affiliates not to, (i) acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise), or (ii) enter into or agree to enter into any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any business or ownership interest, equity interest, assets or rights in or of any Person that competes with or operates in the same industry as, the Company if doing so would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the satisfaction of the conditions set forth in Section 7.1(b) or, solely to the extent related to any Antitrust Law, Section 7.1(c) or (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions.

6.3 Proxy Statement.

(a) Proxy Statement. Subject to Parent and Merger Sub’s timely performance of their obligations under Section 6.3(c), as promptly as reasonably practicable following the date of this Agreement (and, in any event, no later than five (5) Business Days after the No-Shop Period Start Date, unless otherwise agreed by Parent), the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement, as required by the Exchange Act and the rules and regulations adopted thereunder (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company shall include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file or submit any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file or submit such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. The Company may not file or submit the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel and, unless required by applicable Law as determined in good faith by the Company (after consultation with outside legal counsel), shall not include any disclosure regarding Parent or any of its Affiliates (or their portfolio companies) to which Parent or its counsel shall reasonably object.

(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with or submission to the SEC of the Proxy Statement and any Other Required Company Filing. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, and Parent and Merger Sub assume no responsibility with respect to information supplied in writing by or on behalf of the Company, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall use reasonable best efforts to provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel, and, unless required by applicable Law as determined in good faith by the Company (after consultation with outside legal counsel), the Company shall not include any disclosure regarding Parent or any of its Affiliates (or their portfolio companies) to which Parent or its counsel shall reasonably object.

(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection with the items covered in clauses (i) and (ii) above. The Company shall respond to any comments received from the SEC or its staff on the Proxy Statement or any Other Required Company Filing as promptly as practicable after its receipt thereof; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review and comment upon such response (and, with respect to oral comments, shall as promptly as possible provide Parent with a summary of such comments), and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. The Company shall notify Parent and its counsel when notified by the SEC that it has no further comments (or if notified that SEC does not intend to provide comments).

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement in definitive form to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than five (5) Business Days following the earlier of (i) filing thereof with the SEC and confirmation from the SEC, orally or in writing, that it will not review, or that it has completed its review of, the Proxy Statement and (ii) expiration of the ten-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act if the SEC has not informed the Company during such period that it intends to review; provided, that in no event shall the Company be obligated to establish a meeting date prior to the No-Shop Period Start Date.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company shall take all actions necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Stockholder Approval (the “Company Stockholder Meeting”) in accordance with applicable Law and the Company’s certificate of incorporation and bylaws as promptly as reasonably practicable (and in any event such Company Stockholder Meeting shall be initially scheduled for a date no earlier than the 20th Business Day, and unless required by applicable Law, no later than 30th Business Day, following the mailing of the Proxy Statement) following the initial mailing of the Proxy Statement to the Company Stockholders. Without the prior consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure, including adjournment or postponement thereof, and matters required by Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement, including a “Say-on-Golden-Parachute” vote) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting. The Company shall (i) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval and (ii) keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the mailing of the definitive Proxy Statement. For the avoidance of doubt, notwithstanding any Company Board Recommendation Change, unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholder Meeting and shall not submit any Acquisition Proposal for approval by the Company Stockholders.

(b) Adjournment of Company Stockholder Meeting. Except as set forth in this Section 6.1(b), the Company shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of Parent. The Company may (and the Company shall in the case of clauses (i) and (ii) of this sentence, and for no more than fifteen (15) Business Days in the aggregate, at Parent’s request) postpone or adjourn the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval or (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (provided that, without Parent’s prior written consent, all such postponements and adjournments pursuant to either the preceding clause (i) or this clause (ii) shall be cumulatively to a date that is no later than the earlier of (A) fifteen (15) Business Days following the originally scheduled date of the Company Stockholder Meeting and (B) five (5) Business Days prior to the Termination Date); (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by a specific Order or a specific request from the SEC or its staff (provided that, without Parent’s prior written consent, each such postponement or adjournment under this clause (iii) may be for no more than the amount of time specified in such Order or request); or (iv) if the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (provided that, without Parent’s prior written consent, no individual postponement and adjournment under this clause (iv) may be for more than ten (10) Business Days and, in any event, may not be to a date that is later than five (5) Business Days prior to the Termination Date). In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

6.5 Financing.

(a) No Amendments to Financing Letters. Each of Parent and Merger Sub shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Financing Letters or the definitive agreements relating to the Financing entered into prior to the Closing Date (the “Definitive Agreements”) if such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver (a “Modification”, with “Modified” having the correlative meaning of making a Modification), in each case, would or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing to an amount that would on the Closing Date be less than the Required Amount; (ii) impose new or additional conditions or otherwise adversely expand, amend or modify any of the express conditions precedent to the receipt of the Financing on the Closing Date that are reasonably expected to either (x) adversely affect Parent’s ability to consummate the Transactions contemplated by this Agreement to occur at the Closing, taking into account the expected timing of the Closing or (y) prevent, impede or materially delay the Closing; or (iii) adversely impact the ability of Merger Sub to enforce its rights against the Financing Sources party to the Debt Commitment Letter or the Definitive Agreements as so Modified, relative to the ability of Merger Sub to so enforce its rights under the Debt Commitment Letter or the Definitive Agreements, as applicable, prior to such Modification (including any right to seek or obtain specific performance of the Financing Letters) (each of the foregoing clauses (i) through (iii), a “Prohibited Modification”); provided, however, that, for the avoidance of doubt, Merger Sub may amend, supplement and/or otherwise modify the Debt Commitment Letter (x) as expressly contemplated therein as of the date of this Agreement solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto, which Persons had not executed the Debt Commitment Letter as of the date of this Agreement (including to the extent documented as a joinder or novation of the obligations of the Financing Sources under the Debt Commitment Letter), (y) to give effect to any market “flex” provisions contained in any Fee Letter and/or (z) to modify the titles, allocations and fee sharing arrangements with respect to the Financing Sources, but in each case only to the extent doing so would not constitute or effect a Prohibited Modification. At least two (2) Business Days (or such shorter period as the Company may reasonably agree) prior to giving effect to any such amendments, Parent shall, to the extent entered into prior to the Closing, promptly furnish to the Company, upon execution thereof, true and complete copies of any executed amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters or any Definitive Agreements. Upon the effectiveness of any such Modification, the terms “Debt Commitment Letter”, “Fee Letter” and “Equity Commitment Letter” shall mean the Debt Commitment Letter, the Fee Letters or Equity Commitment Letter, as applicable, as Modified, in each case, in express compliance with this Section 6.5(a).

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on or prior to the time the Closing is required to occur pursuant to Section 2.3, on the terms and subject only to the conditions precedent (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) expressly set forth in the Financing Letters (or, if available with respect to the Debt Financing, on such other terms and conditions that are more favorable than those set forth in the Debt Commitment Letter that are acceptable to Parent in its sole discretion, so long as such other terms and conditions do not constitute or effect a Prohibited Modification), including, using its reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions set forth therein; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letters on a timely basis on the terms and subject to the conditions expressly set forth therein (including any “flex” provisions in the related Fee Letters) or on such other terms and conditions that are more favorable than those set forth in the Debt Commitment Letter that are acceptable to Parent in its sole discretion, in each case, without effecting any Prohibited Modification; (iii) satisfy or seek a waiver of on a timely basis all conditions precedent expressly contained in the Debt Commitment Letter and in the Equity Commitment Letters that are within its control at or prior to the time the Closing is required to occur pursuant to Section 2.3; (iv) consummate the Financing at or prior to the Closing in the event that all conditions contained in the Financing Letters or the Definitive Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing) have been satisfied; and (v) enforce its rights pursuant to the Financing Letters. Parent and Merger Sub shall pay, or cause to be paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c) Information. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (including any Alternate Debt Financing); provided, that, Parent shall not be obligated to provide such access or information if Parent determines, in its reasonable judgment, that doing so is reasonably likely to (x) violate applicable Law or an applicable judgment, (y) result in the disclosure of trade secrets or competitively sensitive information to third parties or (z) jeopardize the protection of an attorney-client privilege, work product doctrine or other legal privilege (provided that in the event that Parent does not provide information in reliance on the exclusions in the foregoing clauses (x) through (z), the Parent shall use commercially reasonable efforts to provide notice to the Company promptly upon obtaining knowledge that such information is being withheld on such basis). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (i) of any breach (or threatened breach in writing), default, cancellation, termination or repudiation by any party to the Financing Letters (including any New Debt Commitment Letter) or any Definitive Agreements with respect to which Parent or Merger Sub, as applicable, has knowledge, (ii) of the receipt by Parent or Merger Sub of any written notice or communication from any Financing Source with respect to any actual or threatened in writing breach, default, cancellation, termination or repudiation (or notice or communications from lenders or other sources of Debt Financing to Parent or Merger Sub of any such actual or threatened in writing breach, default, cancellation, termination or repudiation received by Parent or Merger Sub) by any party to the Financing Letters (including any New Debt Commitment Letter) or any Definitive Agreements of any provisions of the Financing Letters (including any New Debt Commitment Letter) or such Definitive Agreements and (iii) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain the Required Amount. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent; provided, that neither Parent nor Merger Sub shall be required to (a) disclose information the disclosure of which would violate applicable Law or any contractual obligation of confidentiality to any third party or would reasonably be expected to jeopardize or waive the attorney-client privilege, the attorney work product protection or any other legal privilege or protection, or (b) provide information the provision of which would reasonably be expected to result in undue burden or material expense; provided, further, that in the event that Parent and/or Merger Sub do not provide such information in reliance on the foregoing clauses (a) or (b), Parent and/or Merger Sub shall use commercially reasonable efforts to provide notice to the Company promptly upon obtaining knowledge that such information is being withheld on such basis.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and related Fee Letters, Merger Sub shall promptly notify the Company and use its reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) obtain the Debt

Financing or such portion of the Debt Financing from the same or alternative sources (A) on terms and conditions taken as a whole not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letter and related Fee Letters as in effect as of the date of this Agreement, (B) containing conditions to borrowing, conditions to Closing and other terms that would reasonably be expected to affect the availability thereof at the Closing that (1) are not more onerous for Merger Sub than those conditions and terms contained in the Debt Commitment Letter and related Fee Letters in effect as of the date of this Agreement, (2) would not reasonably be expected to materially delay the Closing or make the Closing materially less likely to occur, and (3) are in an amount, when taken together with the available portion of the Financing, if any, sufficient to pay the Required Amount (the “Alternate Debt Financing”) (provided, that nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, (w) Parent or any of its Affiliates to waive any material term or condition of this Agreement, (x) Parent or any of its Affiliates to seek or obtain any equity financing or debt securities to replace any portion of the Debt Financing, (y) Parent or any of its Affiliates to pay any fees or other amounts in excess of those contemplated by the Debt Commitment Letter as of the date of this Agreement or (z) Parent to agree to any Alternate Debt Financing the terms of which violate or are prohibited by the terms of any other Financing); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letter” and any related fee letter, the “New Fee Letter”), which new letters will replace the existing Debt Commitment Letter and Fee Letters in whole or in part (it being understood and agreed that any New Fee Letter delivered in connection with the related New Debt Commitment Letter may be redacted in the same manner as set forth in Section 4.11(a)). Other than with respect to representations in this Agreement made by Parent that speak solely as of the date of this Agreement, any reference in this Agreement to (w) the “Financing Letters”, “Fee Letter” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter (and any New Fee Letter) to the extent then in effect, (x) the “Financing Letters” shall refer to such documents as otherwise amended or modified solely in accordance with the terms of this Agreement, (y) the “Financing” means the financing contemplated by the Financing Letters as amended or modified in accordance with the terms of this Agreement and (z) the term “Financing Sources” shall be deemed to include the lender(s) party to such New Debt Commitment Letter.

(e) No Financing Condition. Parent and Merger Sub each reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing subject to the satisfaction or waiver of the applicable conditions set forth in Section 7.1 and Section 7.2. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions.

6.6 Financing Cooperation.

(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall (x) as promptly as practicable, use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to furnish to Parent the Required Financing Information and (y) use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent with such customary cooperation as is reasonably requested by Parent to arrange, syndicate and obtain the Debt Financing contemplated by the Debt Commitment Letter, including (without limiting the generality of the foregoing) using reasonable best efforts in:

(i) in each case, upon prior written notice, causing management of the Company to participate in a reasonable number of telephonic meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies solely to the extent customary for the Debt Financing contemplated by the Debt Commitment Letter at times and locations to be mutually agreed;

(ii) (A) providing reasonable and customary assistance to Parent with the preparation of confidential information memoranda, lender presentations, syndication memoranda, customary rating agency presentations, bank information memoranda and other customary marketing materials for the Debt Financing (the “Debt Financing Marketing Materials”), (B) furnishing to Parent one or more customary authorization letters by the chief financial officer (or other similar financial officer) of the Company in connection with the Debt Financing Marketing Materials authorizing the distribution of information to prospective lenders or participants in the Financing and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Affiliates or their respective securities, (C) cooperating with the due diligence of the Financing Sources and (D) ensuring that the syndication efforts in respect of the Debt Financing benefit from the existing lending relationships of the Company;

(iii) assisting Parent in connection with the preparation of (but not executing) any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent (it being understood that such documents will not take effect until the Effective Time) and facilitating the pledging of collateral of the Company and its relevant Subsidiaries (including, for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of the Company or such Subsidiaries, if any), effective no earlier than, and subject to the occurrence of, the Closing;

(iv) furnishing Parent with such readily available financial and other information regarding the Company as is reasonably requested by Parent in connection with the Debt Financing, including without limitation information and supporting details to enable Parent (or its applicable Affiliate(s)) (i) to deliver a solvency certificate in the form required by the Debt Commitment Letter and (ii) to prepare pro forma financial statements reflecting the Debt Financing and the other transactions contemplated by this Agreement; it being understood that Parent shall (and, for the avoidance of doubt, the Company shall not) be responsible for the preparation of any pro forma financial statements for the Debt Financing;

(v) assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that, subject to Section 6.6(c)(iii), no such corporate or other action will take effect prior to the Closing, and the directors of the Company will not be required to approve the Financing prior to the Closing Date;

(vi) promptly, and in any event at least four (4) Business Days prior to the Closing Date, provide all documentation and other information required by numbered paragraph 3 of Exhibit C to the Debt Commitment Letter, in each case as reasonably requested by Parent eight (8) Business Days prior to the Closing Date; and

(vii) cooperating with Parent to obtain corporate and facilities credit ratings.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (x) other than in accordance with Section 6.6(c)(iii), (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; (iii) give any indemnities or incur any fees that are effective prior to the Effective Time that are not reimbursed by Parent and/or Merger Sub at or prior to the Closing; or (iv) take any action that would or would be reasonably likely to unreasonably or materially interfere with the conduct of the business or the Company and its Subsidiaries (it being acknowledged and agreed that the items set forth in clauses (a)(i) through (a)(vii) above or Section 6.6(c)(iii) below do not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), (y) breach any confidentiality obligations or (z) result in the waiver of any privilege; provided that in the event that the Company or any of its Subsidiaries does not provide cooperation in reliance on the foregoing clause (y) or (z), the Company shall use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such cooperation is being withheld on such basis. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, other than the authorization letters delivered in connection with the Debt Financing Marketing Materials and in accordance with Section 6.6(c)(iii) below. Nothing in this Section 6.6 will require the Company, its Subsidiaries or their respective directors, managers, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing prior to the Closing (other than the execution of notices of prepayment, termination or redemption or customary authorization letters in connection with the obligations set forth above and in accordance with Section 6.6(c)(iii) below). Nothing in this Section 6.6 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate (except as stated in Section 6.6(c)(iii)) or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) subject to Section 6.6(c)(iii) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time (it being understood and agreed that all such certificates, opinions or resolutions shall be delivered by an officer or board member of the Surviving Corporation immediately after the Effective Time except as required by Section 6.6(c)(iii)). The Company and its Subsidiaries and Representatives shall not be required to deliver or prepare (A) any legal opinions for the Financing or solvency certificates, (B) a description of all or any component of the Financing or other information customarily provided by the Financing Sources or their counsel, (C) a “description of notes” and/or “plan of distribution”; (D) risk factors relating to all or any component of the Financing, (E) separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (F) other information that is not customarily prepared in connection with financings similar to the Debt Financing or that neither the Company nor its Subsidiaries maintain in the ordinary course of business. None of the Company, the Company’s Subsidiaries and their respective officers, managers, directors, employees, accountants, legal counsel and other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.6 that is not reimbursed by Parent and/or Merger Sub at the Closing, and any information utilized in connection therewith. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.6 represent the sole obligation of the Company and its Subsidiaries and its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives with respect to cooperation in connection with the arrangement of the Debt Financing. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations relating to the Debt Financing, shall be deemed satisfied, and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in Section 6.6(a) relating to the Debt Financing, in each case, unless the Debt Financing has not been obtained primarily as a result of the failure of any condition precedent to the funding of the full proceeds of the Financing that is caused by the Company’s Willful and Material Breach of its obligations under this Section 6.6, which breach has not been cured on or prior to the third Business Day after Parent has provided written notice specifically identifying such breach to the Company.

(c) Company Indebtedness.

(i) With respect to the Company Indebtedness, if an Existing Credit Agreement Consent is not obtained in respect to any such Company Indebtedness prior to the date that is ten (10) Business Days prior to Closing, the Company shall deliver to Parent (a) executed payoff letters on the Closing Date and (b) drafts of payoff letters at least five (5) Business Days prior to Closing, in each case, in customary form from the lenders (or their applicable representative) with respect each applicable Company Credit Agreement, (w) stating the amounts required to pay in full all obligations (including, to the extent applicable, principal, interest, prepayment premiums, fees, expenses and other amounts payable thereunder as a result of the repayment thereof at the Closing and other than any contingent reimbursement and indemnity obligations that expressly survive termination of each applicable Company Credit Agreement) thereunder (the “Payoff Amount”), (x) providing upon payment of the Payoff Amount, (1) such Company Indebtedness and related instruments evidencing such Company Indebtedness shall be immediately and automatically terminated and all guarantees and liens related to such Company Indebtedness shall be released and (2) such Company Indebtedness shall be deemed repaid in full, (y) including authorizations to file UCC-3 financing statements and customary documentation to evidence the release (including at relevant intellectual property registries) of all guarantees made by the Company or its Affiliates, and all liens on the assets of the Company or its Affiliates securing obligations, in each case, in respect of such Company Indebtedness and to take all other actions reasonably requested to facilitate the release of all guarantees and liens related to such Company Indebtedness and (z) to effect the release of any related liens or other security interests (subject to the finalization of such amounts prior to the Effective Time).

(ii) At or prior to the Effective Time, Parent and Merger Sub shall pay (or cause to be paid) on behalf of the Company the Payoff Amount to the recipients thereof in accordance with the terms of the applicable payoff letter under Section 6.6(c)(i).

(iii) Between the date of this Agreement and the Closing Date, the Company shall use its reasonable best efforts, and shall use reasonable best efforts to cause its Representatives (including legal and accounting representatives), to:

(1) if requested by Parent, commence a consent solicitation with respect to the Existing Secured Notes to seek to obtain the requisite consents from holders of each series of Existing Secured Notes needed to amend, eliminate or waive certain sections of each of the Existing Secured Notes Indentures specified by Parent (an “Existing Secured Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent; provided, that (x) Parent shall be responsible for preparation of the Existing Secured Notes Consent Solicitation Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indentures and other related documents in connection with such Existing Secured Notes Consent Solicitation and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “Existing Secured Notes Consent Solicitation Documents”). The Company shall provide, and use its reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the Existing Secured Notes Consent Solicitation, including appointing J.P. Morgan as solicitation agent and appointing an information agent (reasonably acceptable to the Company); provided, that the fees and out-of-pocket expenses of any solicitation agent and information agent will be paid directly by Parent (or the Parent will promptly reimburse the Company for such amounts); provided, further, that neither the Company nor counsel for the Company shall be required to furnish any certificates or legal opinions in connection with an Existing Secured Notes Consent Solicitation (other than, in connection with the execution of any Existing Secured Notes Supplemental Indentures (as defined below) relating to the applicable Existing Secured Notes Consent Solicitation, with respect to which the Company shall deliver customary officer’s certificates). The Company shall waive any of the conditions to the Existing Secured Notes Consent Solicitation as may be reasonably requested by Parent (other than the conditions that (A) any waiver set forth therein shall cease to be effective if the Closing does not occur or (B) the proposed amendments set forth therein shall cease to be effective if the Closing does not occur), so long as such waivers would not cause the Existing Secured Notes Consent Solicitation to violate applicable Law or the applicable Existing Secured Notes Indenture, and the Company shall not, without the prior written consent of Parent, waive any condition to the Existing Secured Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any Existing Secured Notes Consent Solicitation other than as directed by Parent in writing to the Company (email being sufficient). Promptly following the expiration of the Existing Secured Notes Consent Solicitation, assuming the requisite consent from the holders of the Existing Secured Notes (including from persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall execute appropriate supplemental indentures (the “Existing Secured Notes Supplemental Indentures”) to become effective providing for the amendments, waiver or other modification of the Existing Secured Notes Indentures contemplated in the Existing Secured Notes Consent Solicitation Documents, and the Company shall use commercially reasonable efforts to cause the trustee under the applicable Existing Secured Notes Indenture to enter into the applicable Existing Secured Notes Supplemental Indenture; provided, that notwithstanding the fact that any waiver of any change of control in the Existing Secured Notes Consent Solicitation may become operative prior to the Effective Time and the Existing Secured Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth in such Existing Secured Notes Supplemental Indenture shall not become operative unless and until the Effective Time has occurred. The form and substance of each of the Existing Secured Notes Supplemental Indentures shall be reasonably satisfactory to Parent and the Company; and

(2) if requested by Parent, commence one or more Change of Control Offers (as such term is defined in the indentures relating to the Existing Secured Notes) with respect to one or more series of Existing Secured Notes, which offer shall be expressly conditioned on the occurrence of the Closing, pursuant to the terms of the relevant indenture (collectively, the “Change of Control Offers”); provided that (x) Parent shall be responsible for preparation of any documentation relating to such offers and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary documentation in connection with any Change of Control Offers and Parent will give reasonable consideration to the comments, if any, raised by the Company. The Company shall provide, and use its reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with any Change of Control Offers, including appointing a tender agent selected by Parent; provided, that the fees and out-of-pocket expenses of any tender agent will be paid directly by Parent (or the Parent will promptly reimburse the Company for such amounts); provided, further, that neither the Company nor counsel for the Company shall be required to furnish any certificates or legal opinions in connection with any Change of Control Offers. The Company shall waive any of the conditions to the Change of Control Offers as may be reasonably requested by Parent (other than the condition that any Change of Control Offer shall not become operative until the Closing), so long as such waivers would not cause the Change of Control Offers to violate applicable Law or the applicable Existing Secured Notes Indenture, and shall not, without the prior written consent of Parent, waive any condition to the Change of Control Offers or make any material change, amendment or modification to the terms and conditions of any Change of Control Offers other than as directed by Parent in writing to the Company (email being sufficient). The form and substance of the documentation relating to any Change of Control Offers shall be reasonably satisfactory to Parent and the Company;

(iv) For the avoidance of doubt, (i) no consent fees or other fees (including any fees related to any solicitation agent or any other agents) shall be payable by the Company in connection with any transaction contemplated by Section 6.6(c)(iii) (except to the extent that the Parent will promptly reimburse the Company for such fees which will be subject to an indemnity set forth in Section 6.6(g)) and (ii) in no event shall the success or lack thereof of any transaction contemplated by Section 6.6(c) impact Parent’s obligations with respect to Closing. If any of the transactions contemplated by Section 6.6(c)(iii) have not been completed, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or could reasonably be likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(e) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) consistent with customary practices in connection with the Debt Financing.

(f) Reimbursement. Promptly upon request by the Company, after the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees of one counsel to the Company and its Subsidiaries and their respective personnel and advisors, taken as a whole) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.6.

(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all losses suffered or incurred by them in connection with arranging the Debt Financing, any Existing Secured Notes Consent Solicitation and any Change of Control Offer, in each case, pursuant to this Agreement or the provision of information utilized in connection therewith, in each case other than to the extent such losses arose out of or resulted from the fraud or Willful and Material Breach of the Company or its Subsidiaries.

(h) No Exclusive Arrangements. In no event will Investors, Guarantors, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(i) Treatment of Company Credit Agreements. With respect to each of the Company Credit Agreements, between the date of this Agreement and the Closing Date, the Company shall use its commercially reasonable efforts, and shall use commercially reasonable efforts to cause its Representatives (including legal and accounting representatives) to, if requested by Parent:

(i) promptly commence the process of soliciting consents each Company Credit Agreement so requested by Parent for an irrevocable waiver and/or amendment thereunder to the effect that the Transactions do not constitute and will not give rise to a “Change of Control”, “default” or “event of default” (or equivalent term) and will be permitted under such Company Credit Agreement, including any other amendment to or waiver of any provisions of such Company Credit Agreement as reasonably requested by Parent in connection with the Transactions (the “Existing Credit Agreement Consents”), with each such Existing Credit Agreement Consent to be subject to the occurrence of the Closing Date, and taking effect at the Effective Time, unless otherwise agreed by the Company and the Parent,

(ii) obtain the applicable Existing Credit Agreement Consent as promptly as practicable following request therefor, and Parent shall cooperate with the Company and provide such information as is reasonably requested by the administrative agent under the applicable Company Credit Agreement on behalf of the lenders thereunder in connection with the process of obtaining the applicable Existing Credit Agreement Consent. Parent in consultation with the Company shall direct and approve (not to be unreasonably withheld, conditioned or delayed) the scope and terms of the applicable Existing Credit Agreement Consent, including any consent fees or other consideration payable to the lenders thereunder or the administrative agent in connection therewith. Parent shall provide the Company with a reasonable opportunity to review and provide comments on the proposed draft amendments and/or waivers to the applicable Company Credit Agreement and the Company shall keep Parent reasonably informed as to the status of the consent solicitation process in respect thereof. The Company shall deliver all documentation reasonably requested in connection with or necessary to effectuate the applicable Existing Credit Agreement Consent, including customary officer’s certificates of the Company, press releases, SEC filings, notices and any other customary documents reasonably required in connection with the applicable Existing Credit Agreement Consent. For the avoidance of doubt, (x) Parent shall be responsible for preparation of any documentation relating to such Existing Credit Agreement Consents and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary documentation in connection with any Existing Credit Agreement Consents and Parent will give reasonable consideration to the comments, if any, raised by the Company and counsel for the Company. The Company shall provide, and use its reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with any Existing Credit Agreement Consent; provided that the fees and out-of-pocket expenses of any administrative agent and/or lender will be paid directly by Parent (or the Parent will promptly reimburse the Company for such amounts); provided, further, that neither the Company nor counsel for the Company shall be required to furnish any certificates or legal opinions in connection with the solicitation of any Existing Credit Agreement Consents (other than in connection with the execution of any amendments directly related to such Existing Credit Agreement Consents, with respect to which the Company shall deliver customary officer’s certificates). The form and substance of each of the Existing Credit Agreement consents shall be reasonably satisfactory to Parent and the Company.

(iii) For the avoidance of doubt, no consent fees or other fees (including any fees related to any solicitation agent or any other agents) shall be payable by the Company in connection with any transaction contemplated by this Section 6.6(i) (except to the extent that the Parent will promptly reimburse the Company, in any case, on or prior to the Closing Date, for such fees which will be subject to an indemnity set forth in Section 6.6(g)).

(iv) The Company’s or Parent’s failure to comply with this Section 6.6(i) will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied unless, in the case of the Company’s failure to comply, such failure is caused by the Company’s Willful and Material Breach of its obligations under this Section 6.6(i), which breach has not been cured on or prior to the third Business Day after Parent has provided written notice specifically identifying such breach to the Company.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation (including Section 203 of the DGCL) is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the Interim Period, the Company shall, subject to any restrictions or limitations as a result of any Health and Safety Measures, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company, other than to the extent relating to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto) or any Acquisition Proposal or Superior Proposal (provided, that, for the avoidance of doubt, the Company shall provide such access (x) for the purpose of consummating the Transactions or (y) for reasonable integration planning, including any REIT Analysis) except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that, in each case of clauses (a) through (c), the Company shall use reasonable best efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Any investigation conducted or reports, analyses, appraisals, opinions or other information provided pursuant to the access contemplated by this Section 6.8 (so long as such information is reasonably requested by Parent in good faith) shall only be permitted to be conducted or required to be provided in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. All requests for access pursuant to this Section 6.8 must be directed to the Chief Legal Officer of the Company or other Person designated by the Company. The delivery of access or information pursuant to this Section 6.8 or otherwise shall not cure any breach of this Agreement or otherwise limit or affect the rights or remedies available hereunder to Parent.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options or Company RSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to), subject to applicable Law, honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements, existing on the date hereof, between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers, on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”) with respect to acts or omissions by an Indemnified Person occurring or arising out of the period at or prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to), subject to applicable Law, cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and its Subsidiaries, as the case may be, as of the date of this Agreement. During such six-year period, such provisions of such Organizational Documents with respect to indemnification, exculpation and the advancement of expenses, may not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, subject to and to the fullest extent permitted by applicable Law, and any of the Surviving Corporation’s Subsidiaries as of the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary; (ii) any action or omission, or alleged action or omission, in each case occurring, arising out of or relating to the period at or prior to the Effective Time, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)) and matters arising out of, in connection with or relating to this Agreement or the transactions contemplated hereby, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all reasonable fees and expenses (including reasonable fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided, that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined by final non-appealable judgment by a court of competent jurisdiction that such Person is not entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification is being sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liability arising out of, or relating to, such Legal Proceeding or such Indemnified Person otherwise consents in writing thereto (such consent not to be unreasonably withheld or delayed).

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are at least as favorable to the insured Indemnified Persons as the D&O Insurance; provided that, in satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year ended prior to the Effective Time (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may (and, at Parent’s request, shall) purchase a prepaid “tail” policy with respect to the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons is intended to be a third party beneficiary of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have, subject to applicable Law, pursuant to (i) the Organizational Documents of the Company and its Subsidiaries; (ii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iii) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time.

(c) Employment; Benefits. Until the twelve (12) month anniversary following the Closing Date, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) a base salary or wage rate, as applicable, cash incentive opportunities (including bonus and commission) and equity or equity-based incentive opportunities (it being understood that the value of any equity or equity-based incentive opportunities may be provided in the form of cash or equity) that are, in the aggregate, no less favorable than those in effect for such Continuing

Employee immediately before the Effective Time; (ii) severance and termination benefits that are, in the aggregate, no less favorable those applicable to such Continuing Employee immediately before the Effective Time; and (iii) all other benefit or compensation plans, programs, policies, agreements or arrangements (including but not limited to nonqualified deferred compensation but excluding any equity or equity-based or other long-term incentive compensation or benefits and any compensation or benefits under a defined benefit pension plan or post-employment health and welfare plan, retention benefits, change in control benefits, and other one-time benefits) at levels that are substantially comparable in the aggregate to those in effect for (or available to) such Continuing Employee under the Employee Plans as of the Effective Time.

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), Parent and its Subsidiaries (including the Surviving Corporation) shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation and paid time off accrual and severance entitlement or termination pay), except to the extent that it would result in duplication of compensation or benefits for the same period of service; provided that no credit shall be given with respect to benefit accruals under any defined benefit pension plan or for any purpose under any post-employment health or welfare benefit plan, any plan that provided benefits to a grandfathered employee population or Parent’s equity-based compensation program. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall use reasonable best efforts to cause any expenses incurred by the Continuing Employees and their dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and out-of-pocket requirements applicable to such Continuing Employees and their dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the Surviving Corporation and its Subsidiaries shall credit the accounts of the Continuing Employees under any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan; provided that, in the case of (ii), (iii) and (iv) of this Section 6.11(d), Parent receives all information reasonably necessary to implement such actions. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be forfeited on account of accrual limits or other forfeiture and shall not limit future accruals.

(e) Closing Year Bonus. Each Continuing Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2026 under an Employee Plan and who remains employed with Parent or its Subsidiaries through the regular payment date for such bonus, shall be eligible to receive in cash, on such regular payment date, an annual bonus payment in respect of the 2026 performance period in an amount that is determined based on the target level of attainment of the applicable performance measures under such Employee Plan as in effect on the Closing Date, subject to modifications as set forth on Section 6.11(e) of the Company Disclosure Letter, with any above target payouts (including, except as expressly provided therein, as set forth on Section 6.11(e) of the Company Disclosure Letter) made in Parent’s sole discretion (collectively, the “2026 Annual Bonuses”). Notwithstanding anything to the contrary herein, any Continuing Employee whose employment is terminated following the Closing and prior to the payment of the 2026 Annual Bonuses due to a termination of employment by the Company (or its employing Affiliate) for reasons other than cause, or due to such Continuing Employee’s resignation for “good reason” if the Continuing Employee is subject to a severance arrangement providing for severance eligibility based on “good reason”, will, in addition to any other severance entitlement (but not in addition to any right to a pro rata bonus on termination) and subject to the execution of a customary release of claims, be entitled to payment of a 2026 Annual Bonus payable no later than the regular payment date, calculated based on the amount payable based on the actual level of attainment of the applicable performance measures under such Employee Plan, and prorated based on the portion of the 2026 performance period elapsed through the date of such Continuing Employee’s termination or resignation.

(f) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) constitute the adoption, amendment or modification of any Employee Plan or New Plan; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

(g) Updated Company Equity Award Schedule. The Company shall provide Parent with an updated Company Equity Award Schedule within three (3) Business Days prior to the anticipated Closing to reflect the holder’s name (to the extent only the employee identification number was provided in the Company Equity Award Schedule provided on the date hereof), whether or not the applicable award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries and whether such award constitutes nonqualified deferred compensation subject to Section 409A of the Code and any changes occurring between the Capitalization Date and the applicable date of delivery.

6.12 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall consider in good faith the comments of the other with respect thereto and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is reasonably practicable); provided, that such consultation shall not apply with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.12; provided, further, that the restrictions set forth in this Section 6.12 shall not apply to the extent relating to matters referred to in and in compliance with Section 5.3.

6.13 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation to which the Company, any of its Affiliates or any of their respective current or former directors, officers, advisors or employees is a defendant (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement and prosecution of any such Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any such Transaction Litigation, including by consulting with Parent in advance of, and providing copies to Parent and an opportunity to comment in advance of, filings, submissions, written communications, material oral communications or appearances in any such Transaction Litigation and considering in good faith the comments and advice of Parent. The Company may not compromise or settle (or offer or propose (formally or informally, orally or in writing) to compromise or settle) any such Transaction Litigation unless Parent has consented thereto in advance in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting, including the preparation and filing of one or more post-effective amendments to terminate the registration of Company Common Stock on Form S-3 or S-8 that remain outstanding at or prior to Closing.

6.15 Treatment of Existing Notes. With respect to one or more series of outstanding Existing Notes, if requested by Parent in writing (with sufficient advance notice), the Company and its Subsidiaries shall use their commercially reasonable efforts to take such actions as may be reasonably requested and necessary to facilitate the redemption, satisfaction and/or discharge of such series of Existing Notes at the Closing pursuant to the applicable Indenture, including (i) issuing or causing to be issued one or more notices of redemption in accordance with the terms of and within the time period required by the applicable Indenture (unless waived in accordance with the applicable Indenture); provided, that any such notices may be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing, and (ii) delivering to the applicable trustee(s) under each applicable Indenture any customary opinions, certificates, or other deliverables required by the terms of the applicable Indenture or as may be requested by the trustee, and (iii) the delivery of all required documents or the taking of all required actions (other than the deposit of funds in accordance with this paragraph) under the applicable Indenture to effect the redemption of the applicable Existing Notes under such

Indenture at the Closing under such Indenture and/or the satisfaction and discharge or defeasance of such Indenture pursuant to the requisite provisions of such Indenture; it being understood that, at Closing, Parent or its designee (which may be the Company) shall deposit with the appropriate trustee or other recipient cash or cash equivalents sufficient to actually effect such redemption, satisfaction and/or discharge and, if applicable, release of any Liens securing such Indenture; provided, that (A) with respect to any documentation relating to any such redemption, satisfaction and/or discharge (including any amendments, supplements or other modifications thereto), Parent and its counsel shall be given reasonable opportunity to review and comment on any such documentation, in each case before such document is provided to the trustee in respect of the applicable Indenture, and the Company shall give reasonable and good faith consideration to any such comments, (B) the consummation of any such redemption, satisfaction and/or discharge (and any related obligation of the Company and its Subsidiaries) shall be contingent upon the occurrence of, and not effective until, the Closing unless otherwise agreed by the Company and Parent, (C) prior to the Closing, the Company shall not be required to cause its counsel to deliver any legal opinion in connection with any such redemption, satisfaction and/or discharge for any of the Existing Notes or the execution by the trustee of a supplemental indenture in accordance with the applicable Indenture or other instrument, (D) the Company and its Subsidiaries shall not be required to pay any fees, costs or expenses, or make any other payment in connection with any such redemption, satisfaction and/or discharge, prior to the Closing, and (E) the Company and its Subsidiaries shall not be required to incur any other liability in connection with any such redemption, satisfaction or discharge prior to the Closing for which the Company or such Subsidiary is not otherwise reimbursed pursuant to this Agreement.

6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.17 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL, and shall provide a copy of such written consent to the Company reasonably promptly after the date hereof.

6.18 Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other upon its becoming aware of the occurrence or existence of any condition, change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected to have a Company Material Adverse Effect, to prevent or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the Transactions, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. The Company’s or Parent’s failure to comply with this Section 6.18 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied. Without the prior consent of the Company Board, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.15 of this Agreement that would (i) involve or require public disclosure of the kind required by Section 13(e)(3) of the Exchange Act, (ii) implicate Section 203 of the DGCL or (iii) involves or relates to any director, officer or employee of the Company.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust and Foreign Investment Laws. (i) The waiting periods (including all extensions pursuant to timing agreements) applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated and any voluntary agreement between Parent, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Parent has agreed not to consummate the Merger shall have expired or been terminated, (ii) the CFIUS Approval shall have been obtained and (iii) the approvals, clearances or expirations of waiting periods set forth in Schedule 7.1 attached hereto shall have occurred or been obtained (as applicable).

(c) No Prohibitive Laws or Injunctions. No Law or Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

7.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representation and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), the first sentence of Section 3.7(b), Section 3.7(d) and Section 3.25 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) and 3.7(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date) except for any inaccuracy or combination of inaccuracies in such representations and warranties relative to the total fully-diluted equity capitalization of the Company as of the Closing Date that do not result in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $3,300,000.00, (iii) the representations and warranties of the Company set forth in Section 3.12(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied with and performed in all material respects each of the covenants and obligations of the Company required to be performed and complied with by it at or prior to the Closing.

(c) No Burdensome Condition. None of the approvals, clearances or expirations referenced in Section 7.1(b) (including Schedule 7.1) shall have resulted in, and no Law or Order arising under any of the Antitrust Laws or Foreign Investment Laws relating to such approvals, clearances or expirations shall have been issued, enacted, rendered, promulgated, enforced or deemed applicable by any Governmental Authority that would impose, a Burdensome Condition.

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with and performed in all material respects each of the covenants and obligations of the Parent and Merger Sub required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) Mutual Consent. At any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) Order. By either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if any permanent Law or Order preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent Law or Order was primarily due to the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement;

(c) Termination Date. By either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on November 9, 2026 (such date and time, as it may be extended pursuant to the proviso to this Section 8.1(c), the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to a Law or Order arising under any Antitrust Law, Foreign Investment Law or CFIUS) or Section 7.1(b) shall not have been satisfied or waived, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on February 9, 2027, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party (treating Parent and Merger Sub as one party for this purpose) if the failure of the Merger to be consummated prior to the Termination Date was primarily due to the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement;

(d) Required Stockholder Approval. By either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) Company Breach. By Parent, at any time prior to the Effective Time, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b) if the Closing were to then occur, except that if such breach is capable of being cured prior to the Termination Date, Parent shall not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f) Company Board Recommendation Change. By Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change.

(g) Parent or Merger Sub Breach. By the Company, at any time prior to the Effective Time, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b) if the Closing were to occur, except that if such breach is capable of being cured prior to the Termination Date, the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination, it being understood that the Company shall not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);

(h) Superior Proposal. By the Company, at any time prior to receiving the Requisite Stockholder Approval, if the Company (i) has complied in all material respects with its obligations pursuant to Section 5.3, (ii) substantially concurrently with such termination, enters into a binding written definitive agreement providing for a Superior Proposal, and (iii) pays to Parent the Company Termination Fee in accordance with Section 8.2(d)(iii) prior to or concurrently with (and as a condition to the effectiveness of) such termination; or

(i) Parent Failure to Close. By the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if the Closing were to occur on such date) or, to the extent permitted by applicable Law and this Agreement, waived, (ii) the Company has irrevocably certified in writing to Parent that (A) all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied if the Closing were to occur on such date) or, to the extent permitted by applicable Law and this Agreement, waived and (B) the Company stands ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following receipt of such notice from the Company, provided, that the Company remains ready, willing and able to consummate the Closing during such three (3) Business Day period.

8.2 Manner and Notice of Termination; Effect of Termination; Fees and Expenses.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.6(f) and (g), Section 6.12, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.2(g) and Section 9.6, nothing in this Agreement shall relieve any Party from any liability for any fraud or Willful and Material Breach of this Agreement prior to such termination of the Agreement. In addition to the foregoing, no termination of this Agreement shall affect the rights or obligations of any Party pursuant to the Support Agreements, the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements shall survive the termination of this Agreement in accordance with their respective terms. For the avoidance of doubt, in the event of the termination of this Agreement in accordance with its terms, the Financing Sources (in their respective capacities as such) shall have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful and Material Breach of this Agreement).

(c) Fees and Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent.

(d) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c) (Termination Date) (and at the time of such termination, the Company Stockholder Meeting shall not have been held), Section 8.1(d) (Requisite Stockholder Approval) or Section 8.1(e) (Company Breach); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced an Acquisition Proposal and not publicly withdrawn such Acquisition Proposal at least five (5) Business Days prior to the time of the Company Stockholder Meeting or prior to the time of such breach, as applicable; and (C) within twelve (12) months following such termination of this Agreement, an Acquisition Transaction is entered into or consummated, then promptly (and in any event within three Business Days) following the earlier of such entry into or consummation of such Acquisition Transaction, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.2(d)(i)(C), all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f) (Company Board Recommendation Change), then the Company shall promptly (and in any event within three (3) Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h) (Superior Proposal), then the Company shall prior to or concurrently with (and as a condition to the effectiveness of) such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(e) Parent Termination Fee. If this Agreement is validly terminated (i) by the Company pursuant to (A) Section 8.1(g) (Parent or Merger Sub Breach) with respect to a breach or failure to perform pursuant to Section 4.10, Section 4.11, Section 4.12, Section 6.2 or Section 6.5 or (B) Section 8.1(i) (Parent Failure to Close) or (ii) by the Company or Parent pursuant to Section 8.1(c) (Termination Date) (at a time at which the Company had the right to terminate this Agreement pursuant to (A) Section 8.1(g) (Parent or Merger Sub Breach) with respect to a breach or failure to perform pursuant to Section 4.10, Section 4.11, Section 4.12, Section 6.2 or Section 6.5 or (B) Section 8.1(i) (Parent Failure to Close)), then Parent shall promptly (and in any event within three (3) Business Days after such termination) pay, or cause to be paid, to the Company a termination fee of $92,900,000.00 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(f) Single Payment Only. The Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, in each case, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(g) Sole Remedy.

(i) The Company’s receipt of the Parent Termination Fee in full to the extent owed pursuant to Section 8.2(e), the Company’s right to enforce its rights under the Confidentiality Agreement and the Guarantee, the Reimbursement Obligations to the extent owed pursuant to Section 6.6(f) and Section 6.6(g), any Enforcement Costs to the extent owed by Parent under Section 8.2(h) and the Company’s right to specific performance pursuant to Section 9.8, shall be the sole and exclusive remedies of the Company against (A) Parent, Merger Sub, Investors or Guarantors; (B) the former, current and future holders of any equity, controlling persons, Affiliates (other than Parent, Merger Sub, Investors or Guarantors), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, Investors and Guarantors (collectively, the “Parent Related Parties”); and (C) the Financing Sources, in each case of clauses (A) through (C), in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) and the transactions contemplated hereby and thereby, and upon payment of such amounts, none of the Parent Related Parties or the Financing Sources shall have any further liability or obligation to the Company or any Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantee) or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and the Guarantee). The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Parent Termination Fee, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring and (y) payment of the Parent Termination Fee. The Parent Related Parties and the Financing Sources are intended third party beneficiaries of this Section 8.2(g)(i). Notwithstanding the foregoing or anything to the contrary herein, this Section 8.2(g)(i) shall not relieve Parent or Merger Sub from any liability for damages for fraud or Willful and Material Breach of this Agreement; provided, that in no event shall Parent, Merger Sub, Investors or Guarantors have liability for monetary damages in excess of an aggregate amount equal to the amount of the Parent Termination Fee, plus any Enforcement Costs owed by Parent under Section 8.2(h), plus the Reimbursement Obligations and in no event shall Parent, Merger Sub, Investors or Guarantors be required to pay both damages under this Agreement and the Parent Termination Fee. The amount of the Parent Termination Fee, plus any Enforcement Costs owed by Parent under Section 8.2(h), plus the Reimbursement Obligations, shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of

Guarantors under the Guarantee). In no event shall the Company seek or obtain, nor shall it permit any of its Representatives or any other Person acting on its behalf to seek or obtain, any monetary recovery or monetary award (other than (1) the Parent Termination Fee to the extent owed pursuant to Section 8.2(e), the Reimbursement Obligations to the extent owed pursuant to Section 6.6(f) and Section 6.6(g), and any Enforcement Costs to the extent owed by Parent pursuant to Section 8.2(h), (2) any monetary recovery or award for a breach of the Confidentiality Agreement or (3) subject to the express limitations in the proviso to the fourth sentence of this Section 8.2(g)(i), monetary recovery or award for fraud or Willful and Material Breach of this Agreement) against any Parent Related Parties, and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages (other than (1) the Parent Termination Fee to the extent owed pursuant to Section 8.2(e), the Reimbursement Obligations to the extent owed pursuant to Section 6.6(f) and Section 6.6(g), and any Enforcement Costs to the extent owed by Parent pursuant to Section 8.2(h), (2) any monetary recovery or award for a breach of the Confidentiality Agreement or (3) subject to the limitations in this Section 8.2(g)(i), monetary recovery or award for fraud or Willful Breach of this Agreement) against any Parent Related Parties for, or with respect to, this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents or any other agreement executed in connection herewith, the termination of this Agreement, any matters forming the basis of such termination, the failure to consummate the Merger or any claims or actions under applicable Law arising therefrom. Nothing in this Section 8.2(g)(i) will preclude any liability of the Debt Financing Sources to Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing.

(ii) Parent’s receipt of the Company Termination Fee in full to the extent owed pursuant to Section 8.2(d), any Enforcement Costs to the extent owed by the Company under Section 8.2(h) and Parent’s right to specific performance pursuant to Section 9.8, as applicable, shall be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates and the Parent Related Parties and the Financing Sources against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation to Parent or Merger Sub or any Parent Related Parties or Financing Sources relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Support Agreements, the Confidentiality Agreement and Section 8.2(c), as applicable). The Parties acknowledge and agree that, while Parent may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Company Termination Fee, in no event shall Parent be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring and (y) payment of the Company Termination Fee in accordance with this Section 8.2(d). The Company Related Parties are intended third party beneficiaries of this Section 8.2(g)(ii). In no event shall any of the Parent Related Parties be entitled to seek or obtain any monetary recovery or monetary award (other than (1) the Company Termination Fee to the extent owed pursuant to Section 8.2(d), (2), any Enforcement Costs to the extent owed by the Company under Section 8.2(h), or (3) monetary recovery, damages, or monetary award for fraud or Willful and Material Breach of this Agreement) against the Company for, or with respect to, this Agreement, the Merger, or the Transactions. Notwithstanding the foregoing or anything to the contrary herein, this Section 8.2(g)(ii) shall not relieve the Company from any liability for damages for fraud or Willful and Material Breach of this Agreement or in any way limit Parent’s rights and remedies against the counterparties to the Support Agreements; provided, that in no event shall the Company or any Company Related Parties have liability for monetary damages in excess of an aggregate amount equal to the amount of the Parent Termination Fee, plus any Enforcement Costs owed by the Company under Section 8.2(h).

(h) Acknowledgments. The Parties acknowledge that the agreements contained in Section 8.2 are an integral part of this Agreement and that, without Section 8.2(d), Parent would not have entered into this Agreement and that, without Section 8.2(e), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to Section 8.2, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all fees, costs and expenses actually incurred (including attorneys’ fees, costs and expenses) in connection with collection under and enforcement of Section 8.2(c), Section 8.2(d), Section 8.2(e) and this Section 8.2(h), together with interest on such amount and the Company Termination Fee or the Parent Termination Fee, as applicable, at a rate per annum equal to the “prime rate” at large United States money center banks in effect on the date such payment was required to be made (as published by The Wall Street Journal) through the date such payment was actually received (the “Enforcement Costs”); provided that in no event shall any Enforcement Costs payable by a Party hereunder exceed $7,000,000.

8.3 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement (including Section 9.15), this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a duly authorized committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.4). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms require performance following the Effective Time shall survive the Effective Time in accordance with their respective terms or until fully performed.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (so long as no notice of failure of delivery is received by the sender), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

 MIC Capital Management UK LLP

 Duo

 Level 6

 280 Bishopsgate

 London, EC2M 4RB

 United Kingdom

 Attn:    Samuel Merksamer

 Blake Klein

 Natalia Biedermann

 Email:   ****

 ****

 ****

 ****

with a copy (which will not constitute notice) to:

 Freshfields US LLP

 3 World Trade Center

 175 Greenwich Street

 New York, NY 10007

 Attn:    Ethan Klingsberg

 Oliver J. Board

 Zizi Petkova

 Email:   ****

 ****

 ****

(b)	if to the Company (prior to the Effective Time) to:

 Clear Channel Outdoor Holdings, Inc.

 200 Park Avenue, Suite 701

 New York, NY 10166

 Attn:    Lynn Feldman

 Email:    ****

with a copy (which will not constitute notice) to:

 Kirkland & Ellis LLP

 601 Lexington Avenue

 New York, NY 10022

 Attn:    Daniel Wolf, P.C.

 David M. Klein, P.C.

 Patrick V. Salvo

 Email:   ****

 ****

 ****

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is three (3) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may transfer, pledge or assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that each of Parent and Merger Sub may (a) transfer or assign any or all of its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Aﬃliates at any time (except any such assignment which would, or would reasonably be expected to, have a Parent Material Adverse Effect) and (b) transfer, pledge or assign this Agreement as security for any financing, including, without limitation, the Debt Financing effective as of or after the Closing. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No transfer, pledge or assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported transfer, pledge or assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that MIC Capital Management UK LLP and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms; provided, that the standstill undertaking by Parent contained therein shall be deemed to have expired on the date hereof. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement, subject to Section 6.6(e). By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto, subject to Section 6.6(e).

9.5 Entire Agreement. This Agreement and the Support Agreements, the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Financing Letters and such other documents and instruments and other agreements among the Parties as contemplated by or referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement or the Support Agreements; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the standstill undertaking by Parent contained therein shall be deemed to have expired on the date hereof. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) this Section 9.6, Section 8.2(g)(i) and Section 9.15 shall be for the benefit of, and enforceable by, the Financing Sources, (c) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company PSUs or Company RSUs to receive the Per Share Price and the Company Equity Award Consideration, respectively, in each case after the Effective Time, (d) Section 8.2(g)(i) shall be for the benefit of, and enforceable by, the Parent Related Parties, (e) Section 8.2(g)(ii) shall be for the benefit of, and enforceable by, the Company Related Parties and (f) if the Agreement has been validly terminated, then the Company may seek damages or such other monetary recovery or remedy pursuant to the third sentence of Section 8.2(b) on behalf of the holders of Company Common Stock, Company Options, Company PSUs or Company RSUs (which Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium, including pursuant to Section 261(a)(1) of the DGCL), subject to the limitations set forth in Section 8.2(g). For the avoidance of doubt, (i) only the Company (and not the Company Stockholders) may bring an action pursuing liability for such Willful and Material Breach and (ii) the Company may retain, without distribution to the Company Stockholders, any such damages received.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.2(f) and Section 8.2(g)), any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.2 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand and (2) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreement of a Party pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that (1) the Company will be entitled to an injunction, specific performance or other equitable remedy to cause Parent to cause the Equity Financing to be funded and to consummate the Closing if and solely if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by applicable Law and this Agreement, waived and Parent has failed to consummate the Closing on the date required pursuant to the terms of Section 2.3; (B) the Debt Financing has been funded or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing (provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or in any order of specific performance shall require Parent or Merger Sub to cause the Equity Financing to be funded or to consummate the Closing if the Debt Financing is not funded at Closing), (C) the Company has irrevocably certified in writing to Parent that (1) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by applicable Law and this Agreement, waived, (2) if specific performance is granted, then the Company shall take such actions as are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement and (D) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following receipt of such notice from the Company, provided, that the Company remains ready, willing and able to consummate the Closing during such three (3) Business Day period.

9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware, any state appellate court therefrom within the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any such legal action or proceeding may be brought in any state court located in the State of Delaware (the “Chosen Courts”) in the

event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. Notwithstanding anything to the contrary, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement or the Transactions may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than Guarantors or Investors to the extent set forth in the Guarantee or Equity Commitment Letters, respectively, or the parties to the Confidentiality Agreement pursuant thereto and other than the parties to the Support Agreements to the extent set forth in the Support Agreements) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby: (a) agrees that all disputes against any of the Financing Sources under or in respect of any Debt Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to any Debt Financing), will be (i) governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the law of the State of New York and (ii) subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof (the “Financing Chosen Courts”), and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees not to bring any Legal Proceeding against any of the Financing Sources under or in respect of any Debt Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any Legal Proceeding arising out of or relating in any way to any Debt Financing), in any forum other than the Financing Chosen Courts, (c) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Financing Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (d) agrees that service of process upon it in any such action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Legal Proceeding brought against any of the Financing Sources under or in respect of any Debt Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any Legal Proceeding arising out of or relating in any way to any Debt Financing), (f) agrees that none of the Financing Sources (solely to the extent acting in such capacity in connection with the Debt Financing) shall have any liability to the Company or any of its Subsidiaries or Representatives relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this

Section 9.15), the Debt Commitment Letter or any of the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries) (g) agrees not to commence any Legal Proceeding against any Financing Sources (in their respective capacities as such) with respect to the foregoing clause (f), (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the agreements in Section 8.2(g)(i) and this Section 9.15 and (i) agrees that Section 8.2(g)(i), this Section 9.15 and the definitions used therein, including the definition of “Financing Sources,” shall not be amended in any way that is materially adverse to any of the Financing Sources without the prior written consent of the relevant Financing Sources to the Debt Commitment Letter. Notwithstanding the foregoing, nothing in this Section 9.15 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement (including, for the avoidance of doubt, Section 9.8) or any Financing Source’s obligations to Parent or Merger Sub under the Debt Commitment Letter.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

MADISON PARENT INC.

By:	/s/ Samuel Merksamer
Name: Samuel Merksamer
Title: President

MADISON MERGER SUB INC.

By:	/s/ Samuel Merksamer
Name: Samuel Merksamer
Title: President

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Scott Wells
Name: Scott Wells
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 10.1

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is being made and entered into as of [•], 2026, by and among the stockholders listed on Schedule A hereto (together with any subsequent stockholders or transferees who become “Stockholders” pursuant to Section 3, collectively, the “Stockholders” and each, individually, a “Stockholder”) and Madison Parent Inc., a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below) without giving effect to any amendment or modification to the Merger Agreement after the date hereof.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Madison Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions thereof, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease and (c) the Company shall ıcontinue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of the Company (“Company Shares”), set forth opposite such Stockholder’s name on Schedule A hereto (all such Company Shares, together with any additional Company Shares of which such Stockholder may become the record or beneficial owner, whether on the exercise of options or warrants, conversion of convertible securities or otherwise, from and after the date hereof until the Expiration Time (as defined below), the “Subject Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree, severally and not jointly, as follows:

1. Voting of Shares. Each Stockholder hereby agrees that, during the period commencing on the date of this Agreement and continuing until the Expiration Time (such period, the “Term”), at any meeting of the Company Stockholders, however called, including any adjournment or postponement of each of the foregoing, and in connection with any written consent of the Company Stockholders, such Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote or consent thereon as of the applicable record date:

(a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Shares that such Stockholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Subject Shares (i) in favor of the adoption of the Merger Agreement, (ii) without limiting the foregoing clause (i), in favor of any proposal to adjourn or postpone any meeting of the Company Stockholders at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the Company Stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (iii) against any Acquisition Proposal, (iv) against any action, proposal, transaction or agreement that would reasonably be expected to result in any of the conditions to the Merger expressly set forth in the Merger Agreement not being fulfilled or not being capable of being fulfilled and (v) against any action, proposal, transaction or agreement that such Stockholder reasonably believes would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or the Transactions.

Notwithstanding anything to the contrary in this Agreement, no Stockholder shall be obligated (i) to be present (in person or by proxy), or to cause any of its Subject Shares to be present for purposes of establishing a quorum, or (ii) to vote (or cause to be voted) any of its Subject Shares, in each case to authorize, adopt, approve or ratify any Adverse Amendment (including by written consent or otherwise).

2. No Inconsistent Agreements. Each Stockholder hereby represents and warrants, and covenants and agrees that, except for this Agreement, such Stockholder (a) is not currently party to, and shall not enter into at any time during the Term, any voting agreement, voting trust or similar agreement with respect to any of the Subject Shares and does not have any Subject Shares currently deposited, and shall not deposit at any time during the Term any of the Subject Shares, in any voting trust, (b) has not granted (which grant is currently in effect), and shall not grant at any time during the Term, a proxy, consent or power of attorney with respect to any of the Subject Shares (other than to Parent and the designees of Parent to vote the Subject Shares in accordance with Section 1), (c) has not given, and shall not give at any time during the Term, any voting instructions or authorities in any manner inconsistent with Section 1 with respect to any of the Subject Shares and (d) has not taken, and shall not take at any time during the Term, any action that would reasonably be expected to constitute a breach hereof or have the effect of preventing such Stockholder from performing any of its obligations under this Agreement.

3. Transfer of Subject Shares.

(a) Except as provided in this Agreement, each Stockholder hereby agrees, during the period commencing on the date hereof and continuing until the Company’s receipt of the Requisite Stockholder Approval, not to, directly or indirectly, Transfer (as defined below), either voluntarily or involuntarily, or enter into any Contract, option, put, call or other agreement, arrangement or understanding providing for the Transfer of, any of the Subject Shares

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or any interest therein; provided, that nothing herein shall prohibit a Transfer of Subject Shares (i) to an Affiliate of such Stockholder, (ii) pursuant to any trust or will of such Stockholder or (iii) by the Laws of intestate succession (in the case of each of clauses (i)-(iii), a “Permitted Transfer”); provided, further, that a Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee (including any and all transferees and subsequent transferees of the initial transferee) (each, a “Transferee”) agrees in writing to be bound by each of the terms of, and to assume all of the obligations of such Stockholder under, this Agreement by executing and delivering to Parent a joinder agreement in form and substance reasonably acceptable to Parent. On the execution and delivery of a joinder agreement by such Transferee, such Transferee shall be deemed to be a party hereto as if such Transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. Any Transfer or attempted Transfer of any Subject Shares in violation of this Agreement shall be null and void ab initio.

(b) If any involuntary Transfer of any Subject Shares shall occur, the Transferee shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

(c) For purposes of this Agreement, “Transfer” means any direct or indirect transfer, sale, assignment, hedge, pledge, encumbrance, hypothecation, grant of a security interest in, gift, distribution or other disposal of all or any portion of the Subject Shares, by operation of Law or otherwise, of the Subject Shares.

(d) At all times from the date hereof until the earlier of (i) the Company’s receipt of the Requisite Stockholder Approval and (ii) the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company (or its counsel) to notify its transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of the Subject Shares), subject to the provisions hereof and provided that any such stop transfer order and notice shall immediately be withdrawn and terminated by the Company promptly following the earlier of (x) the Company’s receipt of the Requisite Stockholder Approval and (y) the Expiration Time.

(e) For the avoidance of doubt, the fact, in and of itself, that any Subject Shares are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a breach or violation of any representation, warranty or covenant contained herein; provided that no event has occurred that, with or without notice or lapse of time or both, would result in foreclosure on the Subject Shares.

4. Notification; Further Assurances; Disclosure. Each Stockholder shall notify Parent and the Company promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional Company Shares by such Stockholder during the Term (including pursuant to a stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Shares), recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), all of which shall be considered Subject Shares, and shall be subject to the terms of this Agreement as though owned by such acquiring Stockholder on the date hereof. From time to time and without additional consideration, each Stockholder shall use commercially reasonable efforts to execute

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and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, each Stockholder hereby severally as to itself only, but not jointly with any other Stockholder, authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement, the Merger and the transactions contemplated thereby or in connection with this Agreement and in any other announcement or disclosure required by applicable Law, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement, authorizes Parent to include this Agreement as an exhibit to any filing required to be made by Parent with the SEC in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, and authorizes the Company to include this Agreement as an exhibit to any filing required to be made by the Company with the SEC in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholders may disclose the nature of their obligations under this Agreement in, and include this Agreement as an exhibit to, any Schedule 13D (or amendment thereto) required to be filed by any such Stockholder with the SEC; provided that the Stockholders shall (i) provide Parent a reasonable opportunity to review drafts of all Schedule 13D filings (or amendments thereto) prior to filing any Schedule 13D filing (or amendment thereto) with respect to the Company with the SEC and (ii) consider in good faith all comments thereto proposed by Parent.

5. Representations and Warranties.

(a) Each Stockholder on its own behalf hereby represents and warrants to Parent, severally and not jointly, with respect to such Stockholder as follows:

(i) Organization; Good Standing. Such Stockholder that is a corporation or other legal entity is duly organized, validly existing and in good standing under the Laws of its state of formation or incorporation.

(ii) Authority. Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions. No proceedings or authorizations on the part of the Stockholder (or its governing body, general partner, board of directors, partners or other equityholders, as applicable) that have not been completed or obtained are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.

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(iii) No Conflicts. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement do not (A) violate or conflict with any provision of the charter, bylaws, or other organizational documents, as applicable, of such Stockholder, (B) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which such Stockholder is a party or (C) violate or conflict with any Law applicable to such Stockholder, except in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, impede or materially delay the performance by the Stockholder of its obligations under this Agreement.

(iv) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by it of the transactions contemplated hereby do not require such Stockholder to obtain any authorization from any Governmental Authority, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable Antitrust Laws and Foreign Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, prevent, materially delay or materially impair the consummation of the Merger or the performance by the Stockholder of its obligations under this Agreement.

(v) Ownership. Such Stockholder is, as of the date hereof, the record or beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement or restrictions on transfer of general applicability arising under applicable securities Laws. Other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, such Stockholder does not own, of record or beneficially, any Company Shares or warrants, convertible securities or other rights to acquire Company Shares (except that such Stockholder may be deemed to beneficially own Subject Shares owned by other Stockholders). None of such Stockholder’s Subject Shares are, and at no time during the Term shall be, subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. As of the date hereof, none of the Subject Shares are held in a margin account or pledged pursuant to the terms thereof, except as set forth on Exhibit A. No event has occurred that, with or without notice or lapse of time or both, would result in foreclosure on the Subject Shares.

(vi) Acknowledgement. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of their own choosing. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

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(vii) No Actions. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates, or any Order to which the Stockholder or any of its Affiliates is subject, that would reasonably be expected to prevent, impede or materially delay performance by the Stockholder of its obligations under this Agreement.

(b) Parent hereby represents and warrants as follows:

(i) Organization; Good Standing. Parent is duly organized, validly existing and in good standing under the Laws of its state of organization.

(ii) Authority. Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. No proceedings or authorizations on the part of Parent (or its board of directors or equityholders) that have not been completed or obtained are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.

(iii) No Conflicts. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement do not (A) violate or conflict with any provision of the organizational documents of Parent, (B) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which Parent is a party or (C) violate or conflict with any Law applicable to Parent, except in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, impede or materially delay the performance by Parent of its obligations under this Agreement.

(iv) Consents and Approvals. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by it of the transactions contemplated hereby do not require Parent to obtain any authorization from any Governmental Authority.

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6. Stockholder Capacity. During the Term, no Person executing this Agreement who is or becomes a director or officer, or any other similar function or capacity, of the Company or any other Person shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer, or any other similar function or capacity. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record or beneficial owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder or any of its Affiliates in such Stockholder’s or Affiliate’s capacity as a director or officer, or any other similar function or capacity, of the Company or any other Person. The taking of any actions (or any failures to act) by a Stockholder or any of its Affiliates in such Stockholder’s or Affiliate’s capacity as a director or officer, or any similar function or capacity, of the Company or any other Person shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

7. Conditional Appraisal Rights Waiver.

(a) Each Stockholder waives and agrees not to exercise or assert any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise solely in connection with the Merger, in each case only so long as the Merger Agreement has not been amended or modified in a manner that would constitute an Adverse Amendment, has not been terminated, and the effective time of the Merger (the “Effective Time”) occurs. For the avoidance of doubt, this waiver shall automatically be null and void and of no further force or effect upon the termination of this Agreement, and, in such case, nothing in this Section 7 shall restrict any Stockholder from exercising appraisal or dissenters’ rights with respect to any subsequent transaction.

(b) For the avoidance of doubt, no amendment or modification to the Merger Agreement after the date hereof shall expand the obligations of any Stockholder under this Section 7 without such Stockholder’s prior written consent.

8. No Solicitation.

(a) Subject to the final sentence of this Section 8(a), during the Term, the Stockholder shall not, shall cause each of its Affiliates not to, and shall use commercially reasonable efforts to cause each of its other Representatives not to, directly or indirectly, take any action that would violate Section 5.3 of the Merger Agreement if such Stockholder were deemed to be the Company for purposes of Section 5.3 of the Merger Agreement (it being understood that the Stockholder and its Representatives shall be entitled to take any action that the Company is permitted to take or would be permitted to take, in each case, in accordance with Section 5.3 of the Merger Agreement).

(b) Notwithstanding anything to the contrary herein, the Stockholder and its Subsidiaries shall not enter into any Contract with any Person that prohibits or otherwise limits the Stockholder from complying with its obligations in this Section 8.

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9. No Ownership Interest. Except as expressly set forth herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares, and all rights, ownership and economic benefits relating to the Subject Shares shall remain vested in and belong to each such Stockholder. The parties hereto acknowledge and agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act).

10. Termination.

(a) Subject to Section 10(b), this Agreement shall automatically terminate, without further action required from any Stockholder on the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the delivery of written notice of termination by the Stockholder to Parent following an Adverse Amendment (as defined below) made without the consent of such Stockholder, (iv) a Company Board Recommendation Change pursuant to Section 5.3(e) of the Merger Agreement, or (v) the date that is twelve months from the date hereof or (vi) the mutual written agreement of the Stockholder and Parent to terminate this Agreement (such time, the “Expiration Time”). “Adverse Amendment” means an amendment or modification to the Merger Agreement in the form as it exists as of the time of the execution and delivery of this Agreement in a manner that decreases the amount or changes the form (or allocation) of consideration to be paid to the Company Stockholders in the Merger, materially delays the timing of any such payment or otherwise amends or modifies the Merger Agreement in a manner materially adverse to the Company Stockholders.

(b) On termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, that (i) no such termination shall relieve any party from liability for fraud or Willful and Material Breach of this Agreement prior to termination and (ii) the provisions of this Section 10 and Sections 11 through 22 shall survive any termination of this Agreement.

11. Remedies. The parties hereto acknowledge and agree that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the parties hereto are relying on such covenants in connection with entering into the Merger Agreement and (c) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur if the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breaches such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof. Each party hereto agrees not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by it or its Affiliates. Each party hereto agrees that the parties hereto shall not be required to provide any bond or other security in connection with such injunction or enforcement and irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security.

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12. Governing Law; Consent to Jurisdiction.

(a) This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

(b) Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets by registered or certified mail in accordance with Section 16 or in such other manner as may be permitted by applicable Law, and nothing in this Section 12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding relating to this Agreement to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware, any state appellate court therefrom within the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any such legal action or proceeding may be brought in any state court located in the State of Delaware (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party agrees that a final judgment in any Legal Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY

9

ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Amendment; Extension; Waiver. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties at any time only by execution of an instrument in writing signed on behalf of each party. At any time and from time to time prior to the Effective Time, any party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein applicable to such parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right. Notwithstanding anything herein to the contrary, this Agreement may not be amended, waived or modified in any manner without the prior written consent of the Company.

15. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other parties, except that Parent may transfer or assign any or all of its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Aﬃliates at any time. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. No assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 15 is null and void.

16. Notices. All notices and other communications hereunder must be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) immediately upon delivery by electronic mail or by hand (so long as no notice of failure of delivery is received by the sender), in each case to the intended recipient as set forth below:

(a) if to Parent to:

MIC Capital Management UK LLP

Duo,

Level 6,

10

280 Bishopsgate,

London,

EC2M 4RB

Attn:  Samuel Merksamer

    Blake Klein

   Natalia Biedermann

Email: ****

   ****

   ****

   ****

with a copy (which shall not constitute notice) to:

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attn: Ethan A. Klingsberg

   Oliver J. Board

   Zizi Petkova

Email: ****

   ****

   ****

(b) if to [•] to:

[Name]

[Address]

[City, State ZIP]

Attn:  [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[Name]

[Address]

[City, State ZIP]

Attn:  [•]

Email: [•]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

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Attn: Daniel Wolf, P.C.

   David M. Klein, P.C.

   Patrick V. Salvo

Email: ****

   ****

   ****

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or e-mail address through a notice given in accordance with this Section 16, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 16 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date (A) specified in such notice or (B) that is one (1) Business Day after such notice would otherwise be deemed to have been received pursuant to this Section 16.

17. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

18. Entire Agreement. This Agreement and the Merger Agreement and such other documents and instruments and other agreements among the parties as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

19. Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person and their respective successors and permitted assigns other than the parties hereto; provided, that the parties hereto specifically acknowledge and agree that the Company is an intended third party beneficiary under this Agreement.

20. Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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21. Certain Interpretations. The rules of interpretation set forth in Section 1.3 of the Merger Agreement shall apply to this Agreement, mutatis mutandis. For purposes of this Agreement, no “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of any Stockholder shall constitute an Affiliate of such Stockholder. “Affiliated Fund” in relation to each Stockholder shall mean any investment fund, vehicle or account the investment advisor to, or manager of which, is such Stockholder’s investment advisor or manager or an Affiliate thereof.

22. Transactions Affecting Subject Shares. In the event of any stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Shares), recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction affecting the Subject Shares, the terms of this Agreement shall apply to the resulting shares.

23. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement, but such non-survival shall be subject to the proviso to Section 10(b).

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PARENT:

Madison Parent Inc.

By:
Name:
Title:

[Signature Page to Support Agreement]

STOCKHOLDERS:

On behalf of the Stockholders listed on Schedule A

By:
Name:
Title:

[Signature Page to Support Agreement]

Schedule A

Stockholders	Company Shares
	[•	]
	[•	]

Total	[•	]

Exhibit 10.2

Form of Retention Bonus Agreement

Strictly Private & Confidential

[First] [Last]

C/o Clear Channel Outdoor

February [ ], 2026

Dear [First],

As you are aware, CCOH (the “Company”) has entered into an Agreement and Plan of Merger, dated as of February 9, 2026, by and among the Company, Parent (as defined therein) (“Purchaser”) and Merger Sub (as defined therein) (the “Merger Agreement”), providing for the acquisition of the Company by Purchaser (“Project Madison” or the “Transaction”). Your leadership and support of the Company’s operations and activities relating to Project Madison will be key to the success of the Transaction.

COMPLETION BONUS

If you remain continuously and actively employed through the closing of the Transaction (the “Deal Closing Date”), and subject to the remaining terms of this agreement, you will be eligible to receive a cash bonus with an aggregate value of $[XX,XXX], less applicable taxes, deductions and withholdings (a “Completion Bonus”), which will vest immediately prior to the closing and be payable to you on the Company’s first regularly scheduled payroll date, or as soon as administratively feasible, following the Deal Closing Date, subject to your continued employment through the payment date.

Notwithstanding anything to the contrary herein, if the Deal Closing Date does not occur on or before the Termination Date (as defined in the Merger Agreement), then this agreement shall automatically terminate and be void ab initio and you will have no further right or entitlements with respect to any portion of the Completion Bonus (as defined below).

If your employment is terminated by the Company without Cause or due to a resignation for Good Reason or with Good Cause (as such applicable term is defined in the employment agreement or offer letter between you and the Company, if any, or any severance plan, policy or other similar arrangement maintained by the Company and in which you participate as currently in effect) on or after the date of this letter agreement and before the Deal Closing Date, the full amount of the Completion Bonus shall become payable to you on the next regularly scheduled payroll date following the date of your termination of employment; subject to your execution of a release of claims in the form prescribed by the Company. Except as expressly provided in the previous sentence, if your employment is terminated by the Company for any other reason, or you resign or serve notice of resignation from employment for any reason (other than Good Reason) on or before the Completion Bonus payment date, you will not be entitled to any portion of the Completion Bonus.

For the purposes of this agreement, “Cause” has the same meaning as set forth in your employment agreement, offer letter or other similar employment arrangement with the Company or an affiliate as in effect on the date hereof, or if no such term is defined therein, means your (i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding the Company’s property, other than customary and de minimis use of Company property for personal purposes; (ii) willful refusal to perform, or repeated failure to perform, your lawfully assigned duties (other than by reason of disability); (iii) willful refusal to follow, or repeated failure to follow, lawfully assigned directives of the Company; (iv) conviction of or a plea of guilty or nolo contendere to a felony, or engagement in other criminal conduct that has or would result in material injury to the Company, including without limitation fraud, theft, embezzlement, or a crime involving moral turpitude; (v) material breach of this letter agreement or any other written agreement between you and the Company; or (vi) material violation of the Company’s written employment and management policies that has or would result in material injury to the Company.

You expressly acknowledge and agree that your right to receive the Completion Bonus is contingent on your re-affirmation of your existing restrictive covenants set forth in any agreement between you and the Company or its affiliates (the “Restrictive Covenants”), and that in the event of a material breach of the Restrictive Covenants, you will be required to repay a prorated portion of the after-tax proceeds received pursuant to the Completion Bonus based on the number of months that have passed following the Deal Closing Date divided by the number of months following a termination of your employment that you continue to be bound by any non-competition or non-solicitation obligations under the Restrictive Covenants.

Your eligibility for the Completion Bonus is also subject to the following conditions:

1.	You must sign and return this agreement to Amber Cervantes (****) by February [ ], 2026.

2.

You must continue to work at a satisfactory level of performance and provide such cooperation and support as the Company reasonably requires throughout the period until the relevant due date for payment (or the date on which your employment terminates, if earlier). The Company reserves the right, in its sole and absolute discretion, to withhold or reduce any portion of the Completion Bonus if your performance or conduct is deemed not to meet this standard.

3.

If you accumulate more than 20 unexcused absences during the period from the date of this agreement to the relevant due date for payment of any portion of the Completion Bonus (or the date on which your employment terminates, if earlier) the Company reserves the right in its absolute discretion to pay you a pro rata portion of the Completion Bonus for which you are eligible (if any).

4.

If you take a period of leave (other than normal annual vacation and public holidays), whether paid or unpaid, in each case lasting more than 20 working days, the Company reserves the right in its sole and absolute discretion to reduce the amount (if any) of the Completion Bonus for which you are eligible to reflect the period of non-attendance at work pro rata.

5.

On the date of this agreement and the relevant due date for payment, you have not withheld or failed to disclose any material fact concerning the performance of your duties with the Company or any affiliate which would have entitled the Company to terminate your employment with or without notice.

6.

You must not disclose the contents of this letter agreement or any other information related to the Completion Bonus, except to your spouse, domestic partner or any financial, tax or legal counsel that you consult with respect to this letter agreement, provided that you instruct such persons to keep such information confidential and make no further disclosure.

The Completion Bonus is a special incentive payment to you and will not be taken into account in computing the amount of your salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, notwithstanding any plan or agreement provision which provides otherwise.

Nothing in this letter agreement will confer upon you any right to continued employment with the Company (or any affiliate, successor or assign) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time, without notice, and for any or no reason. This letter agreement constitutes the entire agreement between you and the Company with respect to the Completion Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Completion Bonus, whether written or oral, and may be amended or modified only by a written instrument executed by you and the Company (or its affiliates, successors or assigns). This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Although the Company does not guarantee the tax treatment of any payment received hereunder, the intent of the parties is that any payment received hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted in a manner consistent with such intent.

Please sign to indicate your acceptance of the above conditions and return this agreement to Amber Cervantes (****). If you do not sign and return by close of business on February [ ], 2026, this offer will lapse.

Yours sincerely,

Scott Wells
Chief Executive Officer Clear Channel Outdoor Holdings, Inc.

I, [FIRST] [LAST], confirm my agreement to the terms set out above.

Signed: Date:

Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Agrees to be Acquired by Mubadala Capital, in Partnership with TWG Global, for $6.2 Billion

Shareholders to receive $2.43 per share in cash, representing a 71% premium to unaffected share price

SAN ANTONIO, February 9, 2026 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (“Clear Channel” or the “Company”), a leader in U.S. out-of-home (OOH) advertising, today announced that it has entered into a definitive agreement to be acquired by Mubadala Capital, in partnership with TWG Global (“TWG”). The all-cash transaction values Clear Channel at an enterprise value of $6.2 billion.

The transaction represents a significant milestone in Clear Channel’s transformation, creating a streamlined and nimble ownership structure, supported by long-term capital from Mubadala Capital. With approximately $3 billion of equity capital committed, this investment is expected to enhance the Company’s financial flexibility, support ongoing deleveraging efforts, and reposition it to pursue new avenues of growth. Wade Davis, a media and technology veteran who partnered with Mubadala Capital and TWG on the transaction, is expected to join Clear Channel as Executive Chairman, bringing deep industry experience to support the company’s next chapter of transformation.

Under the terms of the agreement, the investor group will acquire 100% of Clear Channel’s outstanding common stock, with Clear Channel’s common shareholders receiving $2.43 per share in cash. The per share purchase price represents a 71% premium to the Company’s unaffected share price of $1.42 on October 16, 2025, the last trading day prior to media reports regarding a potential transaction involving the Company.

“We believe this transaction delivers compelling value to our shareholders, strengthens our financial flexibility by reducing debt and increasing cash flow to invest in the business, and positions Clear Channel for its next phase of long-term growth,” said Scott Wells, Chief Executive Officer of Clear Channel. “We appreciate that Mubadala Capital and TWG recognize the significant transformation our business has successfully undergone in recent years, and we look forward to partnering with them.”

“This transaction reflects Mubadala Capital’s approach to investing: identifying high-quality businesses where complexity creates opportunity and long-term partnership drives value. Clear Channel is a category leader with a strong platform and significant potential ahead. We look forward to supporting the company and its management through active ownership, disciplined execution, and long-term capital,” said Oscar Fahlgren, Chief Investment Officer of Mubadala Capital.

“This landmark transaction represents the ideal expression of our partnership with Mubadala Capital and TWG’s investment thesis in motion,” said Mark Walter, Co-Chairman and CEO of TWG. “Mubadala Capital’s ability to approach complex transactional situations with creativity and commit resources to support high-conviction opportunities, combined with TWG’s operational expertise and track record of driving large-scale digital transformation across a range of industries, will set up Clear Channel and its management team to lead the sector at this exciting inflection point and build the next generation of digital advertising infrastructure.”

“Clear Channel’s nationwide billboard network and airport inventory give us a unique platform to drive the transformation of the outdoor advertising industry,” said Mr. Davis. “In partnership with Mubadala Capital and TWG, I look forward to working with management to continue investing in data, measurement and transaction platforms, and unlocking the true potential of this powerful medium to drive meaningful outcomes for agencies and advertisers.”

Transaction Details

The agreement was unanimously approved by Clear Channel’s Board of Directors. The transaction is expected to close by the end of the third quarter of 2026, subject to customary closing conditions, including receipt of required regulatory approvals and approval by Clear Channel’s common shareholders. Following the close of the transaction, Clear Channel’s common stock will no longer be listed for trading on any public market. Clear Channel intends to remain headquartered in San Antonio, Texas.

The investor group, in partnership with Mr. Davis as Executive Chairman, will work closely with Clear Channel’s management team to support the Company’s long-term strategic direction, operational execution, and digital transformation initiatives. Newlight Partners is serving as a strategic partner to Mubadala Capital on the transaction.

Equity financing will be provided by Mubadala Capital in partnership with TWG. Apollo-managed funds (NYSE: APO) (the “Apollo Funds”) have committed to invest preferred equity in the transaction. Debt financing has been committed by a group led by JPMorgan Chase Bank, N.A. and Apollo Funds.

Under the terms of the definitive agreement, Clear Channel will have a 45 day “go-shop” period during which it is permitted to actively solicit, evaluate, and consider alternative acquisition proposals from third parties. The go-shop period will expire at 11:59 PM ET on March 26, 2026. There can be no assurance that this process will result in other acquisition proposals or a superior proposal, and Clear Channel does not intend to disclose developments regarding the solicitation process unless and until its Board of Directors has made a decision with respect to any potential superior proposal.

Certain holders of approximately 48% of Clear Channel’s outstanding shares of common stock as of September 30, 2025 have entered into support agreements to support the transaction.

Additional information regarding the transaction will be filed by Clear Channel with the Securities and Exchange Commission in a Current Report on Form 8-K.

2025 Fourth Quarter Earnings Update

As a result of this announcement, Clear Channel will release 2025 fourth quarter results as scheduled on Thursday, February 26, 2026, through a press release, but will not host a conference call or webcast.

Advisors

Morgan Stanley & Co. LLC and Moelis & Company LLC are serving as financial advisors to Clear Channel, and Kirkland & Ellis LLP is acting as legal advisor to the Company.

Guggenheim Securities, LLC and J.P. Morgan Securities LLC are serving as financial advisors to Mubadala Capital. Freshfields is acting as legal advisor to Mubadala Capital.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Clear Channel’s dynamic advertising platform is broadening the pool of advertisers using its medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of Clear Channel’s diverse portfolio of assets, we connect advertisers with millions of consumers every month.

About Mubadala Capital

Mubadala Capital is a global alternative asset management platform that manages, advises and administers for clients and limited partners over $430 billion in assets through its asset managers and strategic partnerships. A subsidiary of Mubadala Investment Company, Mubadala Capital combines the scale and stability of sovereign ownership with the agility and focus of a performance-driven global alternative asset management firm.

Mubadala Capital’s wholly owned businesses invest across multiple asset classes and geographies, including private equity, special opportunities with a focus on Brazil, and other alternative investments. Additionally, Mubadala Capital maintains a portfolio of strategic businesses and partnerships in private wealth, credit, insurance and real estate, amongst other areas.

Mubadala Capital has a team of over 200 professionals across 5 offices – Abu Dhabi, New York, London, San Francisco, and Rio De Janeiro – and serves as a partner of choice to institutional and private investors seeking differentiated risk-adjusted returns across various private markets and alternative asset classes.

About TWG Global

TWG Global operates and invests in businesses with untapped potential and guides them to new levels of growth. Led by Mark Walter and Thomas Tull, TWG Global has interests across financial services, insurance, AI and technology, sports / media / entertainment and energy. With an enterprise value over $40 billion, the portfolio of TWG Global and its principals includes Guggenheim Investments, Guggenheim Securities, Group 1001 Insurance, and prominent sports franchises such as the LA Dodgers, LA Lakers and Chelsea FC.

For further information, please contact:

Clear Channel Outdoor Holdings, Inc.

Investor contact:

Laura Kiernan

VP Investor Relations

914-598-7733

InvestorRelations@clearchannel.com

Press contact:

FGS Global

Danya Al-Qattan/Stephen Pettibone

ClearChannel@fgsglobal.com

Mubadala Capital

Press contact:

Natalia Moreno

Global Head of Communications

nmoreno@mubadalacapital.ae

TWG Global

Press contact:

Prosek Partners for TWG Global

twg@prosek.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release, including statements regarding the proposed acquisition of Clear Channel by the investor group (the “Merger”), common shareholder approvals for the Merger, any expected timetable for completing the Merger, the expected benefits of the Merger and any other statements regarding Clear Channel’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “deliver,” “seek,” “strategy,” “target,” “will” and similar words and expressions are intended to identify such forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond Clear Channel’s control and are difficult to predict. These risks and uncertainties include, but are not limited to: uncertainties associated with the proposed Merger, including the failure to consummate the Merger in a timely manner or at all, could adversely affect Clear Channel’s business, results of operations, financial condition, and the trading price of Clear Channel’s common stock; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement governing the Merger (the “Merger Agreement”), including circumstances requiring Clear Channel to pay a termination fee pursuant to the Merger Agreement; failure to satisfy the conditions precedent to consummate the Merger, including the adoption of the Merger Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Clear Channel’s common stock and obtaining required regulatory approvals; the risk that restrictions on the operation of Clear Channel’s business during the pendency of the Merger may impact Clear Channel’s ability to pursue certain business opportunities or strategic transactions or undertake certain actions Clear Channel might otherwise have taken; potential litigation relating to, or other unexpected costs resulting from, the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of Clear Channel’s common stock, credit ratings or operating results; and the risk that the Merger and its announcement could have an adverse effect on the ability of Clear Channel to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. Clear Channel can give no assurance that the conditions to the Merger will be satisfied or that it will close within the anticipated time period.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as other risks and forward-looking statements in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2025, the Company’s Quarterly Report on Form 10-Q for the

quarterly period ended on June 30, 2025 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2025 and in other reports and filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release or the date of any document referred to in this press release. Except as required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Additional Information and Where to Find It

This press release is being made with respect to the proposed Merger and related transactions (collectively, the “proposed transaction”) involving Clear Channel and Mubadala Capital. In accordance with the Merger Agreement, a meeting of the common shareholders of Clear Channel will be announced as promptly as practicable to seek Clear Channel common shareholder approval in connection with the proposed transaction. Clear Channel intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to Clear Channel’s common shareholders. This communication is not a substitute for the proxy statement or any other document that may be filed by Clear Channel with the SEC.

BEFORE MAKING ANY DECISION, CLEAR CHANNEL COMMON SHAREHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT AS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at Clear Channel’s common shareholder meeting to approve the proposed transaction or other proposals in relation to the proposed transaction should be made only on the basis of the information contained in Clear Channel’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by Clear Channel with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of Clear Channel’s website at https://investor.clearchannel.com/.

Participants in the Solicitation

Clear Channel and its directors and executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from Clear Channel’s common shareholders in connection with the proposed transaction. Information regarding Clear Channel’s directors and executive officers is set forth under the captions “Composition of the Board of Directors,” “Proposal 1 — Election of Directors,” “Our NEOs,” “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation Tables,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” in the definitive proxy statement for Clear Channel’s 2025 Annual Meeting of Shareholders, filed with the SEC on April 10, 2025 (the “Annual Meeting Proxy Statement”), which can be found here, and in Clear Channel’s Current Reports on Form 8-K filed with the SEC on July  23, 2025 and December 19, 2025. To the extent the holdings of Clear Channel’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC (which are included in the EDGAR Search Results here).

These documents may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of Clear Channel’s website at https://investor.clearchannel.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that Clear Channel expects to file in connection with the proposed transaction and other relevant materials Clear Channel may file with the SEC.